Exhibit 3.1

Execution Version

חוק החברות, התשנ"ט – 1999

תקנון חברה

ווקמי בע"מ

ח.פ 51-468226-9

בתוקף מ 11 במאי 2021

1. **שם החברה:**

בעברית: ווקמי בע"מ

באנגלית: WALKME LTD.

2. **מטרות החברה:**

לפי ס' 32(1) לחוק- לעסוק בכל עיסוק חוקי

3. **פרטים בדבר הון המניות הרשום של החברה:**

א) 93,735,012 מניות רגילות,ללא ערך נקוב לכל אחת,

ב) 3,745,298 מניות בכורה א', ללא ערך נקוב לכל אחת ,

ג) 6,604,370 מניות בכורה ב', ללא ערך נקוב לכל אחת, המורכב מ 5,815,632 מניות בכורה ב'-1 ו- 788,738 מניות בכורה ב'-2;

ד) 10,389,120 מניות בכורה ג', ללא ערך נקוב לכל אחת,

ה) 11,500,000 מניות בכורה ד', ללא ערך נקוב לכל אחת,

ו) 22,713,000 מניות בכורה ה', ללא ערך נקוב לכל אחת, המורכב מ 10,731,000 מניות בכורה ה ו- 3,472,000 מניות בכורה ה'-1 ו-4,700,000 מניות בכורה ה'-2, ו- 3,810,000 מניות בכורה ה'-3,

ז) 4,265,000 מניות בכורה ו', ללא ערך נקוב לכל אחת.

4. **אחריות מוגבלת:**

אחריותם של כלל בעלי המניות יחדיו מוגבלת ל-1 ₪.

5. **העברת מניות, הצעת מניות ואגרות חוב לציבור, מספר בעלי המניות:**

א. כל העברת מניות טעונה אישור הדירקטורים.

ב. אסור לחברה להציע מניות ו/או אגרות חוב לציבור.

ג. מספר בעלי המניות לא יעלה על חמישים, מלבד עובדי החברה או מי שהיו עובדיה ובהיותם עובדיה ואף לאחר שהופסקה עבודתם הם מוסיפים להיות בעלי מניות בחברה.

יתר זכויות בעלי המניות וההסדרים לגבי ניהול החברה יהיו בהתאם להוראות **נספח א'** שמהווה חלק בלתי-נפרד מתקנון זה.

Amended and Restated Articles of Association

of

Walkme Ltd.

Company Number: 51-468226-9

Effective as of May 11, 2021

GENERAL

1.	DEFINITION AND INTERPRETATION

1.1.	The following terms in these Articles of Association shall have the respective meanings ascribed to them below:

Affiliate	(i) in the case of a Shareholder who is an individual—a spouse, child, brother, sister, or parent of the Shareholder and any corporate entity which is wholly-owned by him or her, (whether alone or together with his or her Affiliates), provided that if such entity ceases to be wholly owned by the transferor, then such transfer will be null and void; (ii) in the case of any incorporated Shareholder (whether a company or other entity)—any legal entity which controls, is controlled by, or is under common control with such incorporated Shareholder (where “control” means the holding, directly or indirectly, of more than 50% (fifty percent) of the voting power or the right to nominate the majority of the members of the Board of Directors); (iii) as to any Shareholder which is a partnership or which is controlled or managed by a partnership, assignments and transfers to its managing or general partner, limited partners and any other partnership(s) managed by the same managing or general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner; (iv) in the case of a transfer by Gemini Israel V LP, Gemini Partners Investor V LP, an entity that acquires shares of the Company as part of a sale of shares involving a portfolio of two or more companies; (v) in the case of Mangrove, Mr. Ran Tushia. Any Affiliate shall remain subject to the terms of these Articles, as applicable, and further provided, that in each case, the transferee shall only be considered an Affiliate if such transferee agrees in writing to assume all of the rights and obligations of such shareholder under all agreements to which such Shareholder and the Company are parties with respect to the transferred securities.

Articles	These Amended and Restated Articles of Association of the Company, as amended from time to time according to the terms herein.

As Converted Basis	With respect to any Preferred Shares, the number of Ordinary Shares into which the Preferred Shares are convertible at the time of the relevant calculation.

Board	The Board of Directors of the Company.

Business Day	A day (other than a Friday, a Saturday or a Sunday) on which banks generally are open in Israel for the transaction of general banking business.

CEO	As defined in Article 69 below.

Closing Date	The date of the initial closing of the Series F Share Purchase Agreement.

Companies Law	The Israeli Companies Law, 5759—1999, as may be amended from time to time.

Companies Ordinance	The Israeli Companies Ordinance, 5743-1983, as may be amended from time to time.

Companies Regulations	Regulations promulgated under the Companies Law and/or the Companies Ordinance.

Company	Walkme Ltd., Company Number: 51-468226-9.

Director	A Director of the Company which is elected or appointed in accordance with the provisions of these Articles.

Dollar or $	United States Dollars.

Effective Date	December 3, 2019.

Eligible Shareholder	As defined in Article 14.1 hereof.

Extension to the Series E Preferred Share Purchase Agreement	Extension to the Series E Preferred Share Purchase Agreement between the Company and Additional Investors dated October 7, 2016

€	Euros.

Founders	Mr. Eyal Cohen, Brooks S.M. Projects Ltd. and Mr. Dan Adika.

Gemini	Gemini Israel V, L.P. and Gemini Partners Investors V, L.P (or any of their Permitted Transferees).

General Meeting	A general meeting of the Shareholders of the Company.

Giza	Giza Venture Fund V, L.P. and Giza Venture Fund V (TW), L.P. (or any of their Permitted Transferees).

Greenspring	Greenspring Global Partners VI-A, L.P. and Greenspring Global Partners VI-C, L.P. (or any of their Permitted Transferees).

Insight	Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners IX (Co-Investors), L.P. and Insight Venture Partners (Delaware) IX, L.P. (or any of their Permitted Transferees).

IPO	The initial public offering of the Company’s equity securities, in any jurisdiction (including a Qualified Public Offering).

Law	The provisions of any law (“din”) as defined in the Interpretation Law, 5741-1981.

Mangrove	Mangrove III Investments S.a.r.l

NIS	New Israeli Shekels.

Ordinary Majority	More than fifty percent (50%) of the votes of the shares who are entitled to vote and voted (excluding abstentions) in a General Meeting, in person or by means of a proxy, voting together as a single class (on an As Converted Basis).

Ordinary Shares	The Company’s Ordinary Shares, of no nominal value each.

Original Series A Issue Price or Series A Original Issue Price	$0.267 per share of Preferred A Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series B-1 Issue Price or Series B-1 Original Issue Price	$0.859752 per share of Preferred B-1 Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series B-2 Issue Price or Series B-2 Original Issue Price	$0.639134704 per share of Preferred B-2 Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series C Issue Price or Series C Original Issue Price	$1.0588 per share of Preferred C Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series D Issue Price or Series D Original Issue Price	$2.1744 per share of Preferred D Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series E Issue Price or Series E Original Issue Price	$4.65944 per share of Preferred E Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series E-1 Issue Price or Series E-1 Original Issue Price	$ 7.2010 per share of Preferred E-1 Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series E-2 Issue Price or Series E-2 Original Issue Price	$ 10.70780 per share of Preferred E-2 Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series E-3 Issue Price or Series E-3 Original Issue Price	$ 13.12569 per share of Preferred E-3 Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Original Series F Issue Price	$21.932565 per share of Preferred F Shares, subject to adjustment for any share combination, subdivision or other recapitalization of such Preferred Shares or any distribution of any bonus shares issued on such series of Preferred Shares occurring after the date of adoption of these Articles.

Permitted Transferee	Either: (i) a transferee by operation of law (including an executor of the will of a Shareholder, and the lawful heirs of the Shareholder); (ii) an Affiliate of a Shareholder; (iii) a trustee (or any alternate trustee) of a Shareholder or such Shareholder as beneficiary of the same trustee (or alternate trustee); or (iv) the Company with respect to the enforcement of the repurchase of the Founders’ shares in accordance with the Repurchase Agreements.

Preferred A Shareholders	Holders of the Preferred A Shares.

Preferred B Shareholders	Holders of the Preferred B-1 Shares and Preferred B-2 Shares, acting as one class.

Preferred B-1 Shareholders	Holders of the Preferred B-1 Shares.

Preferred B-2 Shareholders	Holders of the Preferred B-2 Shares.

Preferred C Shareholders	Holders of the Preferred C Shares.

Preferred D Shareholders Preferred E Shareholders	Holders of the Preferred D Shares. Holders of the Preferred E, E-1, E-2 and E-3 Shares.

Preferred A Shares	Series A Preferred Shares, of no nominal value per share, of the Company.

Preferred B Shares	The Preferred B-1 Shares and the Preferred B-2 Shares, together as one class and one series.

Preferred B-1 Shares	Series B-1 Preferred Shares, of no nominal value per share, of the Company.

Preferred B-2 Shares	Series B-2 Preferred Shares, of no nominal value per share, of the Company.

Preferred C Shares	Series C Preferred Shares, of no nominal value per share, of the Company.

Preferred D Shares Preferred E Shares	Series D Preferred Shares, of no nominal value per share, of the Company. Series E Preferred Shares, of no nominal value share, of the Company

Preferred E-1 Shares	Series E-1 Preferred Shares, of no nominal value per share, of the Company.

Preferred E-2 Shares	Series E-2 Preferred Shares, of no nominal value per share, of the Company.

Preferred E-3 Shares	Series E-3 Preferred Shares, of no nominal value per share, of the Company.

Preferred F Shares	Series F Preferred Shares, of no nominal value per share, of the Company.

Preferred Majority	Preferred Shareholders holding more than 50% of the then issued and outstanding Preferred Shares.

Preferred Shareholders	Collectively, holders of the Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares, Preferred E Shares and Preferred F Shares.

Preferred Director(s)	The Directors appointed pursuant to Article 61.1(ii), (iii), (iv), (v) and (vi).

Preferred Shares	Collectively, Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares, Preferred E Shares and Preferred F Shares.

Person	An individual, corporation, partnership, joint venture, trust, and any other body corporate or unincorporated organization.

Qualified Public Offering	A firmly underwritten initial public offering of equity securities of the Company resulting in the Ordinary Shares of the Company being listed on a national exchange and yielding at least $100 million to the Company, at a pre-money valuation of the Company of at least $1,750 million.

Repurchase Agreement(s)	The Repurchase Agreements between the Company and each of the Founders, in effect from time to time.

ScaleVP	Scale Venture Partners IV, L.P. (or any of its Permitted Transferees).

Second Extension to the Series E Preferred Share Purchase Agreement	Second Extension to the Series E Preferred Share Purchase Agreement between the Company and Additional E-2 Investors dated June_, 2017 (as amended)

Securities	Shares, options, bonds, capital notes or securities convertible, exchangeable or exercisable into shares, and certificates conferring a right in such securities, issued by the Company.

Series D Consent	Holders of a majority of the then-outstanding Preferred D Shares.

Series E Consent	Holders of a majority of the then-outstanding Preferred E Shares.

Series F Consent	Holders of a majority of the then-outstanding Preferred F Shares.

Series A Original Issue Date	The date on which a share of the Preferred A Shares was first issued.

Series B-1 Original Issue Date	The date on which a share of the Preferred B-1 Shares was first issued.

Series B-2 Original Issue Date	The date on which a share of the Preferred B-2 Shares was first issued.

Series C Original Issue Date	The date on which a share of the Preferred C Shares was first issued.

Series D Original Issue Date Series E Original Issue Date	The date on which a share of the Preferred D Shares was first issued. The date on which a share of the Preferred E Shares was first issued.

Series E-1 Original Issue Date	The date on which a share of the Preferred E-1 Shares was first issued.

Series E-2 Original Issue Date	The date on which a share of the Preferred E-2 Shares was first issued.

Series E-3 Original Issue Date	The date on which a share of the Preferred E-3 Shares was first issued.

Series F Original Issue Date	The date on which a share of the Preferred F Shares was first issued.

Series F Share Purchase Agreement	The Series F Share Purchase Agreement dated November 28, 2019 among the Company and the Investors (as defined therein).

Shareholder	Anyone registered as a holder of issued and outstanding share(s) of any class or series of the Company, in the Shareholder Register of the Company.

Shareholders Register	The internal registration of the shareholders of the Company which is updated in accordance to the provisions of the Companies Law.

Third Extension to the Series E Preferred Share Purchase Agreement	Third Extension to the Series E Preferred Share Purchase Agreement between the Company and Additional E-3 Investors dated June 27, 2018

Vitruvian	Alion Iberica S.à r.l. (or any of their Permitted Transferees).

1.2.

Unless the subject or the context otherwise requires, each word and expression not specifically defined herein and defined in the Companies Law as in effect on the date when these Articles first became effective shall have the same meaning herein, and to the extent that no meaning is attached to it in the Companies Law, the meaning ascribed to it in the Companies Regulations, and if no meaning is ascribed thereto in the Companies Regulations, the meaning ascribed to it in the Securities Law, 5728-1968 or the regulations promulgated thereunder.

1.3.

Words and expressions importing the singular shall include the plural and vice versa, words and expressions importing the masculine gender shall include the feminine gender and words and expressions importing persons shall include corporate entities.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

2.	PRIVATE COMPANY

The Company is a private company, as defined in the Companies Law.

Furthermore:

2.1.

The number of Shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, Shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single Shareholder;

2.2.	Any offer to the public to subscribe for any shares or debentures of the Company is hereby prohibited; and

2.3.	The right to transfer shares in the Company shall be restricted as hereinafter provided.

3.	THE PURPOSE OF THE COMPANY

The purpose of the Company is to operate in accordance with business considerations to generate profits; provided, however, that the Company may donate reasonable amounts to worthy causes, as the Board may determine in its discretion, even if such donations are not within the framework of business considerations.

4.	THE OBJECTIVES OF THE COMPANY

The Company shall engage in any lawful business.

5.	LIMITED LIABILITY

The liability of the Shareholders of the Company is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such shareholder.

SHARE CAPITAL

6.	SHARE CAPITAL

6.1.	The authorized and registered share capital of the Company is divided into:

(a) 93,735,012 Ordinary Shares, of no nominal value each;

(b) 3,745,298 Series A Preferred Shares, of no nominal value each;

(c) 6,604,370 Series B Preferred Shares, of no nominal value each, which shall be comprised of

(i)	5,815,632 Preferred B-1 Shares; and

(ii)	788,738 Preferred B-2 Shares.

(d) 10,389,120 Series C Preferred Shares, of no nominal value each;

(e) 11,500,000 Series D Preferred Shares, of no nominal value each;

(f) 22,713,000 Series E Preferred Shares consisting of:

(i)	10,731,000 Series E Preferred Shares, of no nominal value each;

(ii)	3,472,000 Series E-1 Preferred Shares, of no nominal value each;

(iii)	4,700,000 Series E-2 Preferred Shares, of no nominal value each; and

(iv)	3, 810,000 Series E-3 Preferred Shares, of no nominal value each; and

(g) 4,265,000 Series F Preferred Shares, of no nominal value each.

6.2.

The Ordinary Shares shall confer on the holders thereof the right to receive notices of General Meetings, to attend and vote at General Meetings, to participate in distribution of dividends and to participate in distribution of surplus assets and funds in the Company (subject to the provisions of Article 94), and no other rights except as may be provided for herein or under the Companies Law.

6.3.

Subject to the provisions of Articles 76 and 94, all the Ordinary Shares rank pari passu in relation to the amounts of capital paid or credited as paid, in connection with dividends, the distribution of bonus shares and any other distribution, return of the capital and participation in a distribution of the Company’s surplus assets on winding up.

6.4.

The Preferred Shares shall confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company, and in addition, the Preferred Shares shall have the rights, preferences and privileges granted to the Preferred Shares in these Articles and under the Companies Law. The Preferred B-1 Shares and the Preferred B-2 Shares shall be considered one class and one series acting together, known as the Preferred B Shares, and with the exception of the Liquidation Preference and Anti-dilution Protection (as described herein) which will be based on the price per share of the Preferred B-2 Shares, the Preferred B-2 Shares shall have equal rights as the Preferred B-1 Shares and shall be deemed part of the Preferred B-1 Shares for any and all purposes. The Preferred E Shares, the Preferred E-1 Shares, the Preferred E-2 Shares and the Preferred E-3 Shares shall be considered one class and one series acting together, known as the Preferred E Shares, and with the sole exceptions of the Liquidation Preference (as described herein in Article 94) and Anti-dilution Protection (as described herein in Articles 7.3 to 7.9) which will be based on the respective Original Series E Issue Price and Series E Original Issue Date, Original Series E-1 Issue Price and Series E-1 Original Issue Date, Original Series E-2 Issue Price and Series E-2 Original Issue Date or Original Series E-3 Issue Price and Series E-3 Original Issue Date, as relevant, the Preferred E-1 Shares and the Preferred E-2 Shares and the Preferred E-3 Shares shall have equal rights as the Preferred E Shares and shall be deemed part of the Preferred E Shares for any and all purposes.

7.	CONVERSION OF PREFERRED SHARES

7.1.

Conversion by Holder. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time or from time to time, into fully paid and non-assessable Ordinary Shares as set forth in Article 7.3 below.

7.2.

Additional Conversion Events. All outstanding Preferred Shares shall be automatically converted into fully paid and non-assessable Ordinary Shares (i) immediately prior to and conditional upon the consummation of a Qualified Public Offering (A) provided that in the event that the per share price paid by the public in such Qualified Public Offering is less than two (2) times the Original Series E Issue Price, the Conversion Price of each Preferred E Share and of each Preferred E-1 Share shall be adjusted, immediately prior to such conversion, to one half (1/2) the per share price paid by the public in such Qualified Public Offering; and (B) further provided that in the event that the per share price paid by the public in such Qualified Public Offering is less than $13.81651, the Conversion Price of each Preferred E-2 Share shall be adjusted, immediately prior to such conversion, to 0.775 of the per share price paid by the public in such Qualified Public Offering; and (C) further provided that in the event that the per share price paid by the public in such Qualified Public Offering is less than $16.9321, the Conversion Price of each Preferred E-3 Share shall be adjusted, immediately prior to such conversion, to 0.775 of the per share price paid by the public in such Qualified Public Offering; and (D) further provided that in the event that the per share price paid by the public in such Qualified Public Offering that is consummated (x) during the period that ends three years from the Closing Date is less than $28.512335, the Conversion Price of each Preferred F Share shall be adjusted, immediately prior to such conversion, to 0.76923 of the per share price paid by the public in such Qualified Public Offering, or (y) at any time thereafter, is less than $21.932565, the Conversion Price of each Preferred F Share shall be adjusted, immediately prior to such conversion, to 1.0 of the per share price paid by the public in such Qualified Public Offering or (ii) at the election of at least the Preferred Majority, (provided that no conversion election pursuant to this clause (ii) shall be effective as to (a) the Preferred D Shares unless such conversion is approved by the Series D Consent)); or as to (b) the Preferred E Shares unless such conversion is approved by the Series E Consent); or as to (c) the Preferred F Shares unless such conversion is approved by the Series F Consent)), on the date specified in a written notice by such holders to the Company. To remove any doubt, in the context of a Realization Event the Series D Consent and the Series E Consent and the Series F Consent, respectively, shall not act as a veto or hindrance of such Realization Event and will not prevent nor hinder a Realization Event in which a conversion to Ordinary Shares is required, but shall solely entitle the holders of a majority of the Preferred D Shares or the holders of a majority of the Preferred E Shares or the holders of a majority of the Preferred F Shares (as relevant) to determine whether, in connection with such Realization Event, the holders of Preferred D Shares or the holders of Preferred E Shares or the holders of the Preferred F Shares (as relevant) will receive Distributable Proceeds as Preferred D Shares or Preferred E Shares or Preferred F Shares (as relevant); or “as if” Ordinary

Shares as contemplated by Article 94.3(a) through 94.3(f) below. The Company shall give notice of any conversion pursuant to this Article 7.2 to each holder of Preferred Shares at least ten (10) days prior to the consummation of a Qualified Public Offering, in the case of clause (i) above, or promptly upon the receipt (and in any event within five (5) days after) of the notice from at least the Preferred Majority. Without derogating from the above, in the event that the Company consummates an IPO which is not a Qualified Public Offering, and the per share price paid by the public in such IPO that is consummated (x) during the period that ends three years from the Closing Date is less than $28.512335 , the Conversion Price of each Preferred F Share shall be adjusted, immediately prior to such conversion, to 0.76923 of the per share price paid by the public in such IPO, or (y) at any time thereafter, is less than $21.932565, the Conversion Price of each Preferred F Share shall be adjusted, immediately prior to such conversion, to 1.0 of the per share price paid by the public in such IPO.

7.3.

Conversion Price. The number of Ordinary Shares issuable upon the conversion of each Preferred Share shall equal the quotient obtained by dividing (x) the applicable Original Issue Price, by (y) the applicable Conversion Price (as defined below). As of the Effective Date, the conversion price per share for the (i) Preferred A Shares is equal to the Original Series A Issue Price, (ii) the applicable Conversion Price for the Preferred B-1 Shares is equal to the Original Series B-1 Issue Price, and the applicable Conversion Price for the Preferred B-2 Shares is equal to the Original Series B-2 Issue Price, (iii) the applicable Conversion Price for the Preferred C Shares is equal to the Original Series C Issue Price, (iv) the applicable Conversion Price for the Preferred D Shares is equal to the Original Series D Issue Price, (iv) the applicable Conversion Price for the Preferred E Shares shall initially be equal to the Original Series E Issue Price, (v) the applicable Conversion Price for the Preferred E-1 Shares is equal to the Original Series E-1 Issue Price, (vi) the applicable Conversion Price for the Preferred E-2 Shares is equal to the Original Series E-2 Issue Price, (vii) the applicable Conversion Price for the Preferred E-3 Shares is equal to the Original Series E-3 Issue Price, and (viii) the applicable Conversion Price for the Preferred F Shares shall initially be equal to the Original Series F Issue Price. The conversion price of each class of Preferred Shares, as in effect from time to time, is referred to as the “Conversion Price”.

7.4.

Mechanics of Conversion. Each holder who desires to convert Preferred Shares into Ordinary Shares pursuant to Article 7.1 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and shall give notice to the Company at such office that such holder elects to convert the same and shall state therein the number of Preferred Shares being converted. Thereupon the Company shall promptly issue and deliver to such holder certificates for the number of Ordinary Shares to which such holder is entitled upon conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the Person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date. In the event of any conversion of Preferred Shares pursuant to Article 7.2, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion, the certificates representing such Preferred Shares shall thereupon represent solely the right to receive the Ordinary Shares into which the Preferred Shares represented by such certificates shall have been converted, and the record holder of such Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares effective upon the date of such conversion. Upon the occurrence of such conversion of the Preferred Shares, the holders thereof shall surrender the certificates representing such shares at the office of the Company. Thereupon, there shall be issued and delivered to such holder at such office and in its name as shown on such surrendered certificate or certificates, certificates for the number of Ordinary Shares into which the Preferred Shares surrendered were converted on the date of such conversion. If the conversion is in connection with a public offering or a Realization Event (as defined in Article 94.8 herein), the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing of the public offering or Realization Event, as the case may be, in which event the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of the public offering or Realization Event, as the case may be.

7.5.

Adjustments. The Conversion Price and, accordingly, the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be subject to adjustment as set forth in Articles 7.6 through 7.9 below.

7.6.

Adjustment for Subdivisions and Combinations. If the Company effects a subdivision of the outstanding Ordinary Shares without a corresponding subdivision of the Preferred Shares, the applicable Conversion Price in effect immediately before the subdivision shall be proportionately decreased and the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be proportionately increased. Conversely, if the Company combines the outstanding Ordinary Shares into a smaller number of shares without a corresponding combination of the Preferred Shares, the Conversion Price in effect immediately before the combination shall be proportionately increased and the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be proportionately decreased. Any adjustment under this Article 7.6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.7.

Adjustments for Reclassification, Exchange and Substitution. In the event the Ordinary Shares issuable upon the conversion of the Preferred Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 7 and other than a transaction to which the provisions of Article 94 hereof apply), then in any such event each holder of Preferred Shares shall have the right thereafter to receive, upon the conversion of such Preferred Shares, the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of Ordinary Shares into which such Preferred Shares would have been converted, all subject to further adjustment as provided herein.

7.8.

Reorganizations, Mergers, Consolidations or Sales of Assets. If there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article 7) or a merger or consolidation of the Company with another company, or the sale of the Company’s properties and assets to any other person (except for a transaction to which the provisions of Article 94 hereof apply), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive, upon the conversion of such Preferred Shares, the number of shares or other securities or property to which a holder of the number of shares of Ordinary Shares issuable upon such conversion would have been entitled upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 7 with respect to the rights of the holders of such Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Article 7 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

7.9.	Sale of Shares Below Share Conversion Price.

(i)

If, at any time: (A) for the Preferred A Shares, following the Series A Original Issue Date and prior to the fourth (4th) anniversary thereof; and (B) for the Preferred B Shares, Preferred C Shares, Preferred D Shares, Preferred E Shares and Preferred F Shares, following the Effective Date, the Company issues or sells, or is deemed by the provisions of subsection (iii) below to have issued or sold, Additional Shares (as defined below) for an Effective Price (as defined below) which is less than the applicable Conversion Price then in effect for the applicable Preferred Shares (the “Dilutive Event”), then the Conversion Price then in effect for the (as relevant) Preferred A Shares, Preferred B-1 Shares, Preferred B-2 Shares, Preferred C Shares, Preferred D Shares, Preferred E Shares, Preferred E-1 Shares, Preferred E-2 Shares, Preferred E-3 Shares or Preferred F Shares shall be reduced automatically and for no additional consideration, as of the opening of business on the date of each such issue or sale, by multiplying the applicable Conversion Price in effect immediately before such issue or sale (“OCP”) by a fraction, (x) the numerator of which is the sum of (1) the aggregate number of the Company’s outstanding Ordinary Shares immediately before the Dilutive Event (on a fully-diluted basis after giving effect to the deemed exercise of all options and warrants to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all convertible securities including the Preferred Shares and including Securities excluded from the definition of “Additional Shares” as set forth in subsection (v) herein, but not including in such calculation any additional Ordinary Shares issuable solely as a result of the adjustment of the Conversion Price of the Preferred Shares resulting from the adjustment caused by such issuance) (“CPS”), plus (2) a fraction, the numerator of which is the total consideration received or deemed to have been received by the Company for such issuance of Additional Shares in the Dilutive Event (“TC”) and the denominator of which is the OCP, and (y) the denominator of which is the sum of (1) the CPS, plus (2) the number of Additional Shares being issued or sold in connection with the Dilutive Event (“AOS”). The mathematical presentation of the foregoing text is as follows:

(ii)

For the purpose of making any adjustment required under this Article 7.9, the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists (in whole or in part) of cash, be computed at the gross amount of cash received by the Company in consideration for such issuance or sale, (B) to the extent it consists (in whole or in part) of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board, with the affirmative consent of at least one of the Preferred Directors, and (C) if Additional Shares or rights or options to purchase Additional Shares are issued or sold together with other securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares, or rights or options, with the affirmative consent of at least one of the Preferred Directors.

(iii)

For the purpose of the adjustment required under this Article 7.9, if the Company issues or sells any Convertible Securities (as defined below), then in each case the Company shall be deemed (A) to have issued at the time of the issuance of such Convertible Securities the maximum number of Additional Shares issuable upon exercise, conversion or exchange thereof (without taking into account potential anti-dilution adjustments) and (B) to have received, as consideration for the issuance of such Additional Shares, an amount equal to (i) the total amount of the consideration, if any, received by the Company for the issuance of such Convertible Securities, plus (ii) the amounts of consideration, if any, payable to the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of such Convertible Securities.

(iv)

In the event the Effective Price for any Additional Shares issuable, or if the number of shares of Ordinary Shares deliverable, upon exercise, conversion or exchange of any such Convertible Securities shall be modified or adjusted subsequent to the issuance of such securities, then the Conversion Price, shall be further adjusted (increased or reduced) to the Conversion Price that would have been in effect had such Effective Price been in effect upon the initial issuance of such Convertible Securities.

(v)

“Additional Shares” shall mean all Securities issued or deemed (as aforesaid) to be issued by the Company after the Effective Date, whether or not authorized on the date hereof, other than (A) Securities of the Company issued upon conversion of Preferred Shares in accordance with their terms or reclassification of any shares pursuant to which an adjustment is made as set forth in Section 7.7 or as a dividend or other distribution paid ratably to all shares on an As Converted Basis, (B)

without derogating from the provisions of subsection (iii) hereof, Securities issued upon the conversion or exercise, as the case may be, of any debenture, warrant, option or other Convertible Securities outstanding on the Effective Date, provided, however, that such issuance of Convertible Securities was approved by the Company’s Board in accordance with the provisions of these Articles, (C) shares issued pursuant to a share split, share dividend, or any subdivision of shares pursuant to which an adjustment is made as set forth in Section 7.6; and (D) Ordinary Shares (or options to purchase such Ordinary Shares) issued or issuable to employees, consultants, directors or office holders of the Company, pursuant to any share option or incentive plan approved by the Company’s Board; (E) Securities, the issuance of which is approved by the Board with the affirmative consent of at least two (2) Preferred Directors to strategic partners, defined as a Person: (1) operating a business in the industry in which the Company operates, and (2) expected to contribute to the Company’s business other than by investing capital in the Company, provided that the Securities issued to such strategic partner shall represent no more than 7.0% of the Company’s issued share capital at the time of issuance (as calculated on a fully-diluted basis), in the aggregate; (F) Securities issued to brokers or consultants of the Company pursuant to a bona fide arm’s length transaction approved by the Board with the affirmative consent of two of the Preferred Directors; and (G) Series F Preferred Shares issued pursuant to the Series F Preferred Share Purchase Agreement (Subsections (A) through (G) collectively, the “Excluded Securities”).

(vi)

“Convertible Securities” shall mean at any time, any options, warrants, convertible notes or other securities or rights which at such time are then convertible, exchangeable or exercisable, with or without the payment of additional consideration, into or for any Securities of the Company.

(vii)

The “Effective Price” of Additional Shares shall mean the quotient obtained by dividing (x) the total consideration received, or deemed to have been received by the Company as determined pursuant to this Article 7.9 for such Additional Shares, by (y) the total number of Additional Shares, issued or sold, or deemed to have been issued or sold by the Company under this Article 7.9.

(viii)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of shares of Ordinary Shares to be issued shall be rounded to the nearest whole share.

7.10.	Reserved.

7.11.	Reserved.

7.12.

Accountants’ Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price or the number of Ordinary Shares or other securities issuable upon conversion of the Preferred Shares, the Company shall compute, and upon the reasonable request of any holder of Preferred Shares and at such Preferred Shareholders’ expense, shall cause independent public accountants of recognized standing selected by the Company (who may be the independent public accountants then auditing the financial statements of the Company) to compute, such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of the Preferred Shares. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the number of Additional Shares and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Shares, in each case calculated in accordance with the provisions of this Article 7.10.

7.13.

Notices of Record Date. In the event of (A) any taking by the Company of record of the holders of any class of Securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any capital reorganization of the Company, any reclassification or recapitalization of the share capital of the Company, any merger or consolidation of the Company with or into any other company, or any transfer of all or substantially all of the assets of the Company to any other Person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall deliver to each holder of Preferred Shares, at least seven (7) days prior to the record date specified therein (or such shorter period as may be agreed to by the Preferred Majority), a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as of when the holders of record of Ordinary Shares and Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

7.14.

Reservation of Shares Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares, as applicable, shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares, to such number of shares as shall be sufficient for such purpose.

7.15.

Minimum Adjustment. Any provision of this Article 7 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.001. No adjustment of the Conversion Price pursuant to Article 7.9 shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to the Dilutive Event.

7.16.

Adjustments Cumulative. Each of the adjustments pursuant to this Article 7 shall be applied individually and cumulatively upon the occurrence of any of the events specified therein, and shall apply from and after the date of these Articles to all authorized Preferred Shares.

7.17.

Impairment. Subject to the Company’s power and authority to amend these Articles, restructure its capital, merge or enter into sales of assets transactions, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of Securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 7 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 7 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

8.	INCREASE OF SHARE CAPITAL

8.1.

The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority—subject, however, to the provisions of Article 49, whether or not all the shares then authorized and registered have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution of the General Meeting shall provide.

8.2.	Except to the extent otherwise provided in such resolution of the General Meeting, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

9.	SPECIAL RIGHTS; MODIFICATIONS OF RIGHTS

9.1.

Subject to compliance with the provisions of Article 49, the Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether with respect to liquidation, dividends, voting, conversion, repayment of share capital or otherwise, as may be stipulated in such resolution.

9.2.

If at any time the share capital is divided into different classes or series of shares, the rights attached to any class may be modified or abrogated by the Company, subject to compliance with the provisions of Article 49, and subject to the consent in writing of the holders of a majority of the issued shares of such class or the sanction of a resolution passed by majority at a separate General Meeting of the holders of the shares of such class.

9.3.

Notwithstanding the foregoing, to the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles (including Article 49) and subject to compliance with Article 49: (a) any alteration or change in the rights, preferences, or privileges which are granted to all the Shareholders of the Company, as a single group, without preferences or differences among them; or (b) any alteration or change in any rights, preferences, or privileges of any class of shares which is applied in the same manner to all the Shareholders of the Company, or to the entire group of Preferred Shareholders, including, for the avoidance of doubt, issuance of additional existing shares or the creation or issuance of any new class or series of shares or any other Securities convertible into equity Securities of the Company having a preference over, or being on parity with, an existing class of shares (including with respect to voting, dividends or rights upon liquidation), shall not be deemed to be a change of rights of the existing class of shares and, unless otherwise required by Article 49, shall be approved by the holders of the majority of the voting power represented at the meeting of all Shareholders of all classes voting together as a single class, on an As Converted Basis, and such issuance or amendment shall not be deemed, to modify or abrogate the rights attached to the previously issued shares or class. Notwithstanding the foregoing, any amendment or waiver of any provision of these Articles which improves, or derogates from, the rights, powers, preferences or privileges of any class or series of the Company’s issued share capital without correspondingly improving, or derogating from, the rights, powers, preferences or privileges of all classes and series of the Company’s issued share capital shall require the consent of (a) the holders of a majority of any such class and/or series the rights of which have not been correspondingly improved, if such amendment improved the rights, powers, preferences or privileges of certain (but not all) classes or series of the Company’s issued share capital, or (b) the holders of a majority of any such class and/or series the rights of which were derogated, if such amendment derogates from the rights, powers, preferences or privileges of certain (but not all) classes or series of the Company’s issued share capital.

10.	CONSOLIDATION, SUBDIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL

10.1.	The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority (subject, however, to the provisions of Article 49 hereof and to the Companies Law):

(a)	Consolidate and divide all or any of its issued or unissued share capital;

(b)

Subdivide its shares (issued or unissued) or any of them, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

(c)

Cancel any shares which, at the date of the adoption of such resolution of the General Meeting, have not been allotted, so long as the Company is not under an obligation to allot these shares, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(d)	Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by Law.

10.2.

With respect to any consolidation of issued shares, and with respect to any other action which may result in fractional shares, including upon conversion of any Preferred Shares, the Board may settle any difficulty which may arise with regard thereto, as it deems appropriate, including, inter alia, resort to one or more of the following actions:

(a)	Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(b)	Redeem, subject to applicable Law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(c)

Cause the transfer of fractional shares by certain Shareholders to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 10.2, without regard to any restriction or limitation that may apply to the transfer of such shares, as may be provided herein.

SHARES

11.	ISSUANCE OF SHARE CERTIFICATES; REPLACEMENT OF LOST CERTIFICATES; BEARER CERTIFICATES

11.1.	The Company shall maintain a Shareholder Register, to be administered by the corporate secretary of the Company, subject to the oversight of the Board.

11.2.

Share certificates shall bear the signatures of one Director and the corporate secretary, or of two Directors, or of any other Person or Persons authorized thereto by the Board, provided, however, that in the event the Board consists of one Director, the share certificate shall bear the signature of such Director or of any other Person or Persons authorized thereto by the Board. Every certificate shall bear the Company’s printed name or its seal or stamp, if existent pursuant to Article 98.

11.3.

Each Shareholder shall be entitled to one certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

11.4.	A share certificate registered in the names of two or more Persons shall be delivered to the Person first named in the Shareholder Register in respect of such co-ownership.

11.5.

If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, if any, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem appropriate.

11.6.	The Company shall not issue bearer share certificates which grant the bearer rights in the shares specified therein.

12.	REGISTERED HOLDER

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, shall be entitled to treat the holder of any share in trust as a Shareholder and to issue to him a share certificate, provided that if such holder is a trustee, that he notifies the Company prior to the acquisition of the applicable shares of the identity of the beneficiary, and, accordingly, the Company shall not, except as ordered by a court of competent jurisdiction, or as required by Law, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person.

13.	ISSUANCE OF SHARES AND OTHER SECURITIES

13.1.

Subject to compliance with the provisions of Articles 14 and 49, the Board may issue shares and other Securities of the Company, up to the limit of the Company’s authorized and registered share capital. If the Company’s share capital includes a number of classes of shares and Securities, shares and Securities exceeding the limit of the authorized and registered share capital of such class shall not be issued.

13.2.

The issuance of shares and other Securities, in accordance with Article 13.1 and subject to the provisions of Article 49, from time to time, shall be under the control of the Board, who shall have the power to allot shares and other Securities or otherwise dispose of them to such Persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 16 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may deem appropriate, and the power to give to any Person the option to acquire from the Company any shares or other Securities, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem appropriate.

13.3.

Subject to compliance with the provisions of Article 49, the Board may determine to issue a series of bonds or other debt Securities, as part of its authority to take a loan on behalf of the Company, and within the limits of such authority. The foregoing does not negate the authority of the CEO or someone authorized by him to take a loan on behalf of the Company, to issue debentures, promissory notes and bills of exchange, within the limits prescribed by the Board and subject to compliance with the provisions of Article 49.

13.4.

Subject to applicable Law and Article 49, the Company is entitled to pay a commission, including underwriting fees, to any Person, as determined by the Board. Payments, as stated in this Article 13.4, may be paid in cash or in Securities of the Company, or in a combination thereof.

13.5.	The Company shall not issue a share, all or part of the consideration of which is not to be paid in cash, unless the consideration for the share was specified in a written document.

14.	PREEMPTIVE RIGHTS ON COMPANY SHARE ISSUANCE

14.1.

Until the closing of an IPO, any Preferred Shareholder and any other Shareholder holding five percent (5%) or more of the issued and outstanding share capital of the Company (calculated on an As Converted Basis) (each, an “Eligible Shareholder”), shall have the right to (i) purchase its pro rata share of “New Securities” (as defined below) that the Company may, from time to time, propose to sell and issue, and (ii) participate in any other financing of the Company by way of debt or any alternative manner other than by issuance of “New Securities” (as defined below) (each, a “Financing”). Such pro rata share, for purposes of this Article 14, shall be calculated as the ratio of (X) the number of outstanding Ordinary Shares, on an As Converted Basis, owned by such Eligible Shareholder immediately prior to the issuances of New Securities, to (Y) the total number of outstanding Ordinary Shares, on an As Converted Basis. It is clarified that for the purpose of calculating the pro rata share of a Preferred Shareholder, the Ordinary Shares held by such Preferred Shareholder shall also be taken into account, in addition to the Preferred Shares, on an As Converted Basis.

“New Securities” shall mean any Securities of the Company, whether or not authorized on the date hereof; provided, however, that “New Securities” shall not include (i) any Excluded Securities (as such term is defined in Article 7.9(v) above), (ii) the issuance of Securities in a Qualified Public Offering, or (iii) any Securities, in connection with the issuance or intended issuance of which, the Board has determined that the best interests of the Company require that the preemptive rights set out in this Article 14 be waived, provided that Preferred Shareholders not involved in such issuance (either directly or indirectly through an affiliate) holding a majority of the then issued and outstanding Preferred Shares (not taking into account Preferred Shares held by Preferred Shareholders involved in such issuance) shall have agreed to such resolution.

In the event that the Company proposes to undertake an issuance of New Securities or a Financing, it shall give each Eligible Shareholder written notice of its intention, describing the type of New Securities, the price, the general terms upon which the Company proposes to issue the same, and the identity of the proposed acquirer of such New Securities (if any) or the terms of the Financing (as applicable). Each Eligible Shareholder shall have fourteen (14) days after receipt of such notice to agree to purchase up to its pro rata share of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased or to agree to participate in the Financing (as applicable). Failure to timely agree to purchase New Securities, or to participate in the Financing, in whole or in part, shall be deemed as a decision not to purchase such New Securities by such Eligible Shareholder, or not to participate in the Financing. If any Eligible Shareholder fails to agree to purchase its full pro rata share, or participate in the Financing in accordance with its pro rata share, within such fourteen (14) day period, the Company will give the Eligible Shareholders who did so agree (the “Accepting Shareholders”) notice of the number of shares offered to Eligible Shareholders, or the portion of the Financing, that were not subscribed for within two (2) days from the expiry of the aforementioned fourteen (14) day period. Accepting Shareholders shall have the right to purchase a pro rata portion of any other Eligible Shareholder that has not exercised its said preemptive right by giving written notice to the Company within seven (7) days after receipt of such additional notice, and stating therein the quantity of New

Securities to be purchased, or the portion of the Financing to be financed, as applicable (and in the event that the Accepting Shareholders offer to purchase more than all of the unsubscribed the New Securities, or to finance more than all of the unsubscribed Financing portion, such portion shall be allocated among such Accepting Shareholders relatively to the number of unsubscribed New Securities or Financing portion (as applicable) each such Accepting Shareholder subscribed for); provided, that the Eligible Shareholders shall not be obligated to consummate the purchase of such New Securities or the Financing (as applicable) if the Company consummates no more than 50% of the sale of the New Securities or Financing (as applicable) pursuant to the terms described in the Company’s notice.

14.2.

In the event that by the end of the fourteen (14) and seven (7) day periods specified above, not all of the New Securities or Financing have been subscribed for by Eligible Shareholders, the Company shall have ninety (90) days thereafter to sell all or part of the remaining New Securities or conclude the Financing, with respect to which the rights of the Eligible Shareholders were not exercised, at a price not lower and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold the New Securities or completed the Financing (as applicable), within such ninety (90) day period the Company shall not thereafter issue or sell any New Securities or perform the Financing, without first offering such New Securities or Financing to the Eligible Shareholders and in the manner provided above.

14.3.	An Eligible Shareholder may assign its right under this Article 14 only to its Permitted Transferee.

14.4.

If the offer to Eligible Shareholders under this Article 14 constitutes an offer to the public under applicable laws which is subject to prospectus requirements then such offer shall be limited to (i) the type of offerees the offering to which is exempted from such prospectus requirement, and (ii) to such limited number of Eligible Shareholders with the highest percentage holdings in the Company (aggregating holdings of Permitted Transferees for the purpose of calculating the Eligible Shareholders with the highest holdings); provided, that such Permitted Transferees shall be considered as separate entities to the extent viewed as such by applicable law; and further, provided that the transfers to such Permitted Transferees were not made for the purpose of increasing the number of entities that are Permitted Transferees of the original transferring Eligible Shareholder(s) eligible to participate in the offer to Eligible Shareholders under this Article 14), not including and in addition to the original offerees, the offering to which is exempted from such prospectus requirement.

14.5.

All Preferred Shares held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Article 14.

14.6.	With respect to each Eligible Shareholder, the right to participate in an issuance of New Securities or a Financing pursuant to this Article 14 shall expire upon the consummation of an IPO.

15.	PAYMENT IN INSTALLMENTS

If by the terms of issuance of any share, the whole or any part of the price thereof     shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the Person(s) entitled thereto.

16.	CALLS ON SHARES

16.1.

The Board may, from time to time, make such calls as it may deem appropriate upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the Person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such Person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to in Article 16.2), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

16.2.

Notice of any call shall be given in writing to the applicable Shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the Person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated Person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

16.3.

If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

16.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

16.5.

Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

16.6.

A Shareholder shall not be entitled to his rights as shareholder, including dividend, unless he has paid all the amounts detailed in the calls made on him together with interest and expenses, if any, unless otherwise prescribed by the Board.

16.7.	Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

17.	PREPAYMENT

With the approval of the Board, any Shareholder may prepay to the Company any amount not yet payable in respect of his shares. Nothing in this Article 17 shall derogate from the right of the Board to make any call before or after receipt by the Company of any such advance.

18.	FORFEITURE AND SURRENDER

18.1.

If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board, may at any time thereafter, so long as such amount or interest remains unpaid, forfeit all or any of the shares in respect of which such call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, reasonable attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

18.2.

Upon the adoption of a resolution of forfeiture, the Board shall cause notice thereof to be given to the Shareholder whose shares are the subject of such forfeiture, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board may nullify such resolution of forfeiture, but no such nullification shall stop the Board from adopting a further resolution of forfeiture in respect of the non-payment of such amount.

18.3.

Whenever shares are forfeited as herein provided, all distributions theretofore declared in respect thereof and not actually paid or distributed shall be deemed to have been forfeited at the same time.

18.4.	The Company, by resolution of the Board, may accept the voluntary surrender of any share.

18.5.

Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles and the Companies Law, may be sold, re-allotted or otherwise disposed of as the Board deems appropriate. Any such share shall become a dormant share, and shall not confer any rights, so long as it is held by the Company.

18.6.

Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 16.5 above, and the Board, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

18.7.

The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems appropriate, but no such nullification shall estop the Board from re-exercising its powers of forfeiture pursuant to this Article 18.

19.	LIEN

19.1.

Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder which are not fully paid up (without regard to any equitable or other claim or interest in such shares on the part of any other Person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all distributions from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of any lien existing on such shares immediately prior to such transfer.

19.2.

The Board may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board may deem appropriate, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators.

19.3.

The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Board may determine), and the balance, if any, shall be paid to the Shareholder, his executors, administrators or assigns.

20.	SALE AFTER FORFEITURE OR SURRENDER OR IN ENFORCEMENT OF LIEN

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board     may appoint a Person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Shareholder Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Shareholder Register in respect of such shares, the validity of the sale shall not be impeached by any Person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

21.	REDEEMABLE SECURITIES

Subject to compliance with Article 49, the Board may, subject to applicable Law,     issue redeemable Securities, with such rights and on such conditions as the Board prescribes, and redeem the same.

TRANSFER OF SHARES

22.	TRANSFER OF SHARES—GENERAL; LIMITATIONS

22.1.

Except for transfers to Permitted Transferees, no sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer (collectively, a “Transfer”) of shares shall be effective unless such Transfer is effected in compliance with the provisions of Articles 22, 23, 24 and 25. Any proposed Transfer shall be subject to a prior approval of the Board, which consent shall not be withheld if the Transfer is effected in accordance with the provisions of these Articles. Notwithstanding the immediately preceding sentence: (i) the Board may refuse to approve any proposed Transfer to a competitor of the Company or to any other Person for reasonable reasons that will be detailed in its resolution; and (ii) further, notwithstanding anything stated in these Articles or otherwise, the Board may refuse to approve (which approval may be refused for any reason or no reason, at the Board’s sole discretion) any proposed Transfer of Shares by a shareholder that holds less than 3.0% of the fully diluted share capital of the Company (taking into account all the shares and options of such transferor on an as-converted and as-exercised basis together with its Permitted Transferees) prior to the proposed Transfer. Notwithstanding, subarticle (ii) herein shall not apply to (x) any shareholder that holds, as of December 3, 2019, or held as of March 29, 2018, at least 3.0% of the fully diluted share capital of the Company as calculated in this Article 22.1 and including in that calculation, for that purpose only, any shares to be purchased under the Series F Purchase Agreement. No Transfer shall be valid in the event that such a Transfer is in violation of these Articles, and the Company shall refuse to register the Transfer of Shares in such event. The Company may refuse to register a Transfer of Shares if the Transferee does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the Transferor under any instrument and agreement between the Transferor and the Company.

Notwithstanding the above, any Transfer of Shares by a Shareholder to any of such Shareholder’s Permitted Transferees shall not be subject to the provisions of Article 23, provided that any such Permitted Transferee undertakes in writing towards the Company and the Shareholders to assume and be bound by all obligations of the Transferor under any instrument and agreement involving the transferor and the Company. In the event that any of the Founders transfers shares to his or its Permitted Transferee(s), the respective Permitted Transferee will be required to provide such selling Founder with an irrevocable power of attorney, in the form acceptable to the Preferred Majority, with respect to all of its voting rights and rights to nominate Directors (if any).

22.2.

No Transfer of shares shall be registered unless the Company receives a deed of transfer or other proper instrument of transfer (in form and substance satisfactory to the Board or the corporate secretary of the Company) duly executed by the parties thereto, together with the share certificate(s), to the extent issued (or evidence of defacing, loss or destruction thereof), and such other evidence of title as the Board or the corporate secretary of the Company may reasonably require. Until the Transferee has been registered in the Shareholder Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board may, from time to time, prescribe a fee for the registration of a Transfer. A deed of transfer shall be substantially in the following form or in any form otherwise approved by the Board or the corporate secretary of the Company:

Deed of Transfer

I, _________, (hereinafter: the “Transferor”) of ________________, do hereby transfer, in consideration for ____________, to ______________ (hereinafter: the “Transferee”), ______________share(s) of no par value each of Walkme Ltd. (hereinafter: the “Company”) to be held by the Transferee and/or his executors, administrators and assigns, subject to the same terms and conditions under which I held the same at the time of execution hereof; and the Transferee, do hereby agree to take the said share(s) subject to the conditions aforesaid.

In witness whereof we hereby execute this Deed of Transfer, this ___day of ______, 20__.

The Transferor	The Transferee

Name:	Name:

Signature:	Signature:

22.3.

In case of a death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

22.4.

The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

22.5.

A Person acquiring a right in shares as a result of being a custodian, administrator of the estate, executor of a will or the heir of a Shareholder, or a receiver, liquidator or a trustee in a bankruptcy of a Shareholder or according to another provision of Law, is entitled, after providing evidence of his right to the satisfaction of the Board, to be registered as the Shareholder or, subject to the provisions of this Article 22, to transfer such shares to another Person.

23.	RIGHTS OF FIRST REFUSAL

23.1.

Subject to compliance with the provisions of Article 22 and Article 23.6 herein and the provisions of the Repurchase Agreements between the Company and each of the Founders, any Shareholder proposing to Transfer all or any of his shares in the Company (the “Offered Shares”), pursuant to the terms of a bona fide offer received from any third party, other than a Permitted Transferee (the “Offeror”), shall first give written notice to the Company, which notice shall include the proposed price, the proposed buyer(s) and the terms of sale of the Offered Shares (the “Offer Notice”). The Company shall send the Offer Notice with respect to the Offered Shares to all Eligible Shareholders (as defined in Article 14.1 hereof) (for purposes of this Article 23.1, the “Offerees”). Any Offeree may accept such offer (under the same terms set forth in the Offer Notice) in respect of all or any of the Offered Shares by giving the Offeror (with a copy to the Company) notice to that effect within fourteen (14) days after receiving the Offer Notice. Failure to timely accept the Offered Shares, in whole or in part, shall be deemed as a decision not to purchase any of the Offered Shares. The accepting Offerees shall be entitled to acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of shares on an As Converted Basis among the accepting Offerees, provided that no Offeree shall be required to acquire, under the provisions of this Article 23, more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him of the full number of shares so accepted, he shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Offerees who accepted such offer (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

23.2.

Subject to Article 23.4 below, if the acceptances by Offerees, in the aggregate, are in respect of less than one hundred percent (100%) of the Offered Shares, then the Offeror, at the expiration of the aforementioned fourteen (14) day period, shall be entitled, subject to compliance with the provisions of Articles 22, 24 and 25, to Transfer the Offered Shares to the buyer(s) identified in the Offer Notice at a price not lower and on terms no more favorable to the Offeror than those stated in the Offer Notice, and provided further that if the Offered Shares are not transferred within ninety (90) days after the expiration of such fourteen (14) day period, any subsequent sale shall again be subject to the provisions of this Article 23.

23.3.

Notwithstanding anything to the contrary in this Article 23 above, the right of first refusal mechanism shall apply to an offer by a Preferred Shareholder, in a manner that initially the Preferred Shareholders will have a pro rata (on As Converted Basis) right of first refusal to purchase all share capital of the Company offered for sale by a Preferred Shareholder, and shall be entitled to purchase the pro rata portion of any other Preferred Shareholder that does not exercise such right. Thereafter, the other Eligible Shareholders shall be entitled to purchase the pro rata portion of any share capital of the Company offered for sale by a Preferred Shareholder with respect of which the other Preferred Shareholders did not exercise such right.

23.4.

In the event that the proposed price in the Offer Notice is for an aggregate in excess of $7,000,000 and the acceptances by Offerees are in respect of at least 80% of the Offered Shares, then Article 23.2 shall not apply and instead, this Article 23.4 shall apply:

(a)

If the acceptances by Offerees, in the aggregate, are in respect of less than one hundred percent (100%) but at least eighty percent (80%) of the Offered Shares, then the Offeror, at the expiration of the aforementioned fourteen (14) day period, shall be required to Transfer the Offered Shares accepted by the Offerees under Article 23.1 to Accepting Offerees and shall be entitled, subject to compliance with the provisions of Articles 22, 24 and 25, to Transfer the Offered Shares not accepted by the Offerees under Section 23.1 (the “Remaining Offered Shares”) above to the buyer(s) identified in the Offer Notice at a price not lower and on terms no more favorable to the Offeror than those stated in the Offer Notice, and provided further that if the Remaining Offered Shares are not transferred within ninety (90) days after the expiration of such fourteen (14) day period, any subsequent sale shall again be subject to the provisions of this Article 23; or

(b)

if the acceptances by Offerees are in respect of less than 100%, then Offeror shall be entitled to revoke the Offer Notice within 7 days of the end of the aforementioned 14-day period (it being understood that all shares in the Company held by such Offeror shall remain subject to Articles 22, 24 and 25).

(c)	The right to purchase the Offered Shares may be exercised by Affiliates and related parties of the Eligible Shareholders, subject to compliance with Article 23.7 below.

23.5.	The right of first refusal granted under this Article 23 shall not apply to a sale of all or substantially all of the shares of the Company and shall expire upon the consummation of an IPO.

23.6.

It is further clarified that the Right of First Refusal pursuant to this Article 23 is not assignable, other than upon an assignment of rights and obligations that is coupled with Transfer of Securities to which such rights and obligations relate (and to the extent such Transfer is made in accordance with the provisions of these Articles) and except for an assignment to any of its Permitted Transferees.

23.7.

Anything to the contrary notwithstanding, in the event the Board, after consultation with legal counsel, determines that offering Eligible Shareholders a Right of First Refusal in accordance with the provisions of this Article 23 or otherwise) without a prospectus may reasonably be expected to lead to a breach or violation of any applicable securities laws or regulations, then: (i) Offered Shares will be offered only to Eligible Shareholders who are holders of Preferred Shares; (ii) the Right of First Refusal may be accepted by Eligible Shareholders acting through a special purpose vehicle (to the extent permissible under law) and (iii) the Right of First Refusal will not be offered to any Shareholder unless such Shareholder provides the Company with appropriate certificates or representations that it is an accredited investor or a qualified Israeli investor (as such terms are defined in the applicable securities laws)).

24.	BRING ALONG

24.1.

Subject to the provisions of Article 49 and Section 24.8, until the consummation of an IPO, if (i) a bona fide detailed offer from any Person who is not an Affiliate of a Preferred Shareholder (the “Third Party”) is made to purchase at least 50% (fifty percent) of the issued and outstanding share capital of the Company (a “Proposed Transaction”), and (ii) (a) at least the Preferred Majority and (b) the holders of at least 50% of the issued and outstanding share capital of the Company, voting together as a single class (together, the “Proposing Shareholders”), indicate their acceptance of such Proposed Transaction, then all remaining Shareholders (the “Remaining Shareholders”) will be required, if so demanded in writing by the Proposing Shareholders (the “Bring Along Notice”), to sell the same portion of their shares to such Third Party upon the terms and conditions of the Proposed Transaction, which terms and conditions shall be identical for all Shareholders in their capacities as Shareholders, subject to Section 24.8 (for example: if the Proposing Shareholders are selling only 60% of their shares to the Third Party then all Remaining Shareholders will be required, if so demanded in writing by the Proposing Shareholders, to sell 60% of their shares to such Third Party, upon the terms and conditions of the Proposed Transaction, subject to Section 24.8). For the avoidance of doubt it is hereby clarified, that the provisions of this Article 24 set forth an independent and distinct arrangement, separate and unrelated to the procedures set forth in Section 341 of the Companies Law, which the Company’s shareholders intend to apply in the circumstances described therein, and that any conditions or requirements that are set forth in Section 341 shall not apply to the arrangements set forth in this Article 24. Without limitation of the foregoing, in the event of a Proposed Transaction, the provisions of Section 341 may also be implemented, without derogating from this Article 24, and in such event the shareholding requirement for purposes of Section 341(a) of the Companies Law, shall be the consent of the Proposing Shareholders, and to the extent that the forced sale provisions of Section 341 are implemented, the procedure set forth in Section 341 regarding the forced sale by shareholders which do not participate in the Proposed Transaction, shall apply.

24.2.

Upon receipt of the Bring Along Notice and subject to the aforesaid, each Remaining Shareholder shall be compelled to sell all or a portion of its shares, as the case may be, in connection with such Proposed Transaction, notwithstanding any other no sale limitation, first refusal rights or other rights or restrictions set forth in these Articles, and the proceeds of such Proposed Transaction shall be distributed among all Shareholders in accordance with the provisions set forth in Article 94 below.

24.3.

At the closing of the Proposed Transaction (which place, date and time shall be designated by the Proposing Shareholders and provided to each of the Remaining Shareholders at least fifteen (15) days in advance), each such Remaining Shareholder shall deliver to the Company certificates evidencing all or portion of its shares (to the extent issued), as the case may be, duly endorsed or accompanied by written instruments of transfer in form satisfactory to the Third Party, duly executed by such Remaining Shareholder, free and clear of any liens, charges, claims, rights or encumbrances whatsoever, or shall approve and vote in favor of such sale in the Purchase Notice, as the case may be, against delivery of the purchase price therefor.

24.4.

If a Remaining Shareholder is obligated to sell its shares, or approve and vote in favor of such sale in accordance with this Article 24, and such Remaining Shareholder fails to deliver the certificates representing such shares in accordance with the terms of this Article 24 or fails to approve and vote in favor of such sale, the Company shall cancel on its share transfer records the certificate or certificates representing the shares required to be sold pursuant to this Article 24 (and shall issue new certificates in the name of the Third Party) and such shares in the possession of the Remaining Shareholder (or the legal representative of such Remaining Shareholder) shall cease to be outstanding for any purpose other than evidencing such Shareholder’s right to receive the same consideration as the Proposing Shareholders for its shares (subject to the allocation of the aggregate consideration in accordance with the terms hereof), whereupon all of the rights of such Remaining Shareholder (or the legal representative of such Remaining Shareholder) in and to such shares shall terminate.

24.5.

Upon the failure by a Shareholder to take the actions required by this Article 24 after requested by the Company, each of the Shareholders (i) irrevocably appoints the designee of the Proposing Shareholders as its agent and attorney-in-fact (the “Agent”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any sale in accordance with the provisions of this Article 24; and (ii) grants to the Agent a proxy to vote the shares held by the Shareholders in favor of any Proposed Transaction hereunder in compliance with the provisions of this Article 24.

24.6.

Subject to Section 24.8, each Remaining Shareholder, whether in its capacity as a Shareholder, officer or Director of the Company, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate the Proposed Transaction pursuant to this Article 24 and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; voting its shares (by written consent or otherwise), with respect to such shares which such Remaining Shareholder is entitled to vote at any meeting of Shareholders of the Company (whether ordinary or extraordinary and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, in favor of the consummation of such Proposed Transaction and any related transactions; and otherwise cooperating with the Proposing Shareholders and the prospective Third Party. Without limiting the generality of the foregoing, each Remaining Shareholder agrees to execute and deliver such agreements as may be reasonably specified by the Proposing Shareholders to which such Proposing Shareholders will also be a party as long as such agreements reflect the substantial terms of the Bring Along Notice.

24.7.

In the event of a Proposed Transaction for the purchase of all or substantially all of the assets of the Company (the “Asset Purchase Transaction”), instead of the share capital of the Company, and (A) the Proposing Shareholders support such a transaction (the “Asset Purchase Supporting Shareholders”) and (B) the Board (i) approves the Asset Purchase Transaction and (ii) declares, subject to applicable law, all net proceeds from the Asset Purchase Transaction, after repayment of all debts, loans and other liabilities of the Company, as dividend, then all Shareholders other than the Asset Purchase Supporting Shareholders will be required, if so demanded in writing by the Asset Purchase Supporting Shareholders, to take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate the Asset Purchase Transaction and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; voting its shares (by written consent or otherwise), with respect to such shares which it is entitled to vote at any meeting of Shareholders of the Company (whether ordinary or extraordinary and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, in favor of the consummation of such Asset Purchase Transaction and any related transactions.

24.8.

Notwithstanding the foregoing, any Major Holder of Preferred Shares (defined as (x) a Preferred Shareholder that (collectively with its affiliates) holds (as of the time of the Proposed Transaction), or who (collectively with its affiliates) previously held, at least 10% of the outstanding Preferred Shares, and (y) Vitruvian provided Vitruvian has not failed to timely transfer funds to the Company pursuant to the terms of the Series F Share Purchase Agreement), will not be required to comply with this Article 24 in connection with any Proposed Transaction unless: (a) upon the consummation of the Proposed Transaction, (i) the aggregate consideration receivable under the terms of the Proposed Transaction by all holders of the Preferred Shares will be allocated among the holders of Preferred Shares pari passu on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Shares are entitled in accordance with Article 94, (ii) each holder of Preferred Shares will receive the same form of consideration (or option or election rights as to the form of consideration) for their Preferred Shares as is received by other holders in respect of their Preferred Shares, and (iii) each holder of a series of Preferred Shares will receive the same amount of consideration per share of such series of Preferred Shares as is received by other holders in respect of their shares of such same series; (b) the liability for indemnification of any    Major Holder of Preferred Shares in the Proposed Transaction, including for the inaccuracy or breach of any representations and warranties or covenants made by the Company or any Shareholder in connection with such Proposed Transaction (i) shall be not greater in proportion to the consideration received than other holders of Preferred Shares; and (ii) shall be several and not joint, and (iii) shall be limited to not more than 100% of such holder’s aggregate consideration actually received in the Proposed Transaction, other than in the case of fraud by such holder; and (c) no Major Holder of Preferred Shares (or any of its affiliates), who are not officers or employees or former employees or officers of the Company shall be required to amend, waive any rights with respect to, extend or terminate any commercial contractual or other commercial relationship with the Company, the acquirer or their respective affiliates (other than any agreements that apply solely to its relationship with the Company as a shareholder, officer, director, investor or employee of the Company) or to agree to any covenant to, or to cause or subject any parent or then-existing affiliate of the holder, not to compete (or similar restrictive covenants of any kind or nature) with the Company or the Third Party.

25.	RIGHT OF CO-SALE

25.1.

Subject to compliance with the provisions of Article 22, 23 and 24 hereof if, at any time prior to the consummation of an IPO, a holder of Ordinary Shares (other than a Shareholder which is also a holder of Preferred F Shares) (the “Co-Sale Offeror”) wishes to Transfer any Ordinary Shares of the Company held by it pursuant to the terms of a bona fide offer received from any party, other than a Permitted Transferee thereof (the “Buyer”), such Co-Sale Offeror shall promptly give the Company and each holder of Preferred Shares (the “Co-Sale Offerees”), written notice thereof, which fully describes the proposed transfer (the “Co-Sale Offer”). Each Co-Sale Offeree shall have the right to require, within fourteen (14) days of receipt of the Co-Sale Offer, as a condition to such Transfer described therein, that the Buyer shall purchase from such Co-Sale Offeree (any Co-Sale Offeree who exercises such right is referred to herein as a “Participant”) at the same price per share and on the same terms and conditions as involved in such Transfer by the Co-Sale Offeror that number of shares of the Company (or portion thereof) expressed by multiplying (i) that number of Ordinary Shares, on an As Converted Basis, proposed to be acquired by the Buyer (the “Transaction Shares”) by (ii) a fraction, the numerator of which is the number of issued and outstanding Ordinary Shares then held by such Participant, on an As Converted Basis, and the denominator of which is the sum of (A) the aggregate number of issued and outstanding Ordinary Shares then held by all Co-Sale Offerees, on an As Converted Basis, and (B) the aggregate number of issued and outstanding Ordinary Shares then held by such Co-Sale Offeror, (as the case may be) which are offered for sale to the Buyer on an As Converted Basis (such portion with respect to each such Participant shall be referred to as the “Participant’s Co-Sale Pro Rata Portion”). If a Participant did not respond to a Co-Sale Offer within the aforesaid time period, it shall be deemed to be refusing to participate in such transfer.

25.2.

In the event that one or more of the Participants shall elect to participate in such Transfer, each such Participant shall communicate in writing such election to the Co-Sale Offeror within the aforesaid period of time, and, if the Transfer to the Buyer is consummated, such Participant shall be entitled to transfer shares to the Buyer as part thereof, and no transfer of any shares of the Company by the Co-Sale Offeror shall be completed unless simultaneously with such transfer the Buyer purchases the Participant’s Co-Sale Pro Rata Portion of the Transaction Shares at the same price per share and on the same terms and conditions as set forth in the Co-Sale Offer. If none of the Co-Sale Offerees elected to participate in such transfer, or if some of them did elect to so participate, then the Co-Sale Offeror shall be entitled to Transfer all, or the appropriate pro rata portion (together with the Participating Participants’ shares), as applicable, of the Transaction Shares to the Buyer at any time within ninety (90) days thereafter. Any such Transfer shall be at no more favorable terms and conditions to the Co-Sale Offeror than those specified in the Co-Sale Offer. Any of the Co-Sale Offeror’s shares in the Company not sold within such ninety (90) day period shall again be subject to the requirements of this Article 25.

25.3.

The rights of co-sale under this Article 25 shall not apply to a Transfer by Co-Sale Offeror to its Permitted Transferee; provided that such Permitted Transferee agrees in writing to be bound by all obligations of the Co-Sale Offeror under any instrument and agreement involving the Co-Sale Offeror and the Company, including the provisions of this Article 25.

25.4.

For the avoidance of doubt, the right of the Participants hereunder does not in any way or manner limit their right under Article 23 and each of the Participants shall have the right to exercise its rights under Article 23 and/or under Article 25 in its sole discretion; it being understood that in the event Offerees under Article 23 accept the Offered Shares, such Offered Shares shall be transferred to them in accordance with Article 23 and the co-sale right under this Article 25 shall then not apply.

26.	FOUNDER NO-SALE.

Unless unanimously approved by the Board, prior to the earlier of (a) a Qualified Public Offering or (b) a Realization Event, the Founders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber any of their shares in the Company (a “Disposition”), other than: (i) to a Permitted Transferee, or (ii) in connection with a sale of all or substantially all of the shares of the Company (including by way of a merger and including as part of a sale of Securities pursuant to a transaction which is subject to the Bring Along right (as stipulated in Article 24 above), or (iii) Disposition of up to 5% of the shares held by each Founder as of November 1, 2012 in each twelve months period commencing November 1, 2016 and not more than 15% in the aggregate prior to the closing of a Qualified Public Offering. In addition, and subject to any other provisions in these Articles, in the event that Gemini sell 50% or more of their shares, then each of the Founders will have the right to sell up to aggregate additional 15% of their shares commencing as of the date of such Gemini sale). To remove any doubt, the No-Sale set forth in this Article 26 shall apply to 1,041,653 Ordinary Shares that are held by Brooks S.M. Projects Ltd.

GENERAL MEETINGS

27.	THE AUTHORITY OF THE GENERAL MEETING

27.1.	The following matters shall require the approval of the General Meeting, and, if applicable, the approvals set forth in Article 49:

(a)	Amendment of the Articles.

(b)

The exercise by the General Meeting of the authority of the Board, subject to the provisions of the Companies Law, if it is resolved by the General Meeting that the Board is incapable of exercising its authority, and that the exercise of such authority is essential to the orderly management of the Company.

(c)	The appointment or reappointment of the Company’s auditor, and the termination or non-renewal of his service.

(d)	Changes in the share capital of the Company, as set forth in Articles 8 and 9 hereof.

(e)	A merger of the Company, as defined in the Companies Law.

(f)	A liquidation of the Company.

(g)	Any other matters which the Companies Law requires to be dealt with at the General Meeting of the Company, or any matters that were given to the General Meeting in these Articles.

27.2.	Without derogating from the provisions of Article 49, the General Meeting shall not transfer to another organ of the Company any of its authorities detailed in Article 27.1 above.

28.	ANNUAL MEETING

28.1.

An annual General Meeting may be held by the Company, and, at the request of any Director, or, if necessary, for the appointment of an independent auditor, shall be held, once in every calendar year at such time within a period of not more than fifteen (15) months after the last preceding annual General Meeting and at such place either within or without the State of Israel as may be determined by the Board. These General Meetings shall be referred to as “Annual Meetings.”

28.2.

In the event an Annual Meeting was not held by the Company, the Company shall send to each Shareholder of the Company registered in the Shareholder Register, prior to the date on which the Annual Meeting would have been held and not more than once in every fiscal year, the financial statements of the Company.

28.3.	The agenda of an Annual Meeting shall include the following issues:

(a)	A review of the financial statements of the Company, as of the end of the fiscal year preceding the year of the Annual Meeting, and the report of the Board with respect thereto;

(b)	The report of the Board with respect to the fee paid to the Company’s auditor;

(c)	Subject to compliance with the provisions of Article 49, the appointment of an auditor or the renewal of his office.

28.4.	The agenda at an Annual Meeting may include, in addition to those referred to in Article 28.3, any other issue which was detailed in the agenda for the Annual Meeting

29.	SPECIAL MEETINGS

29.1.	All General Meetings other than Annual Meetings shall be referred to as “Special Meetings.” A Special Meeting shall discuss and decide in all matters for which the Special Meeting was convened.

29.2.

The Board may, whenever it deems appropriate, convene a Special Meeting at such time and place, within or without the State of Israel, as may be determined by the Board, and shall be obliged to do so upon the demand of one of the following:

(a)	Any Director; or

(b)

Any one or more Shareholders, holding alone or together at least ten percent (10%) of the issued share capital of the Company and at least one percent (1%) of the voting rights in the Company or one or more Shareholders holding at least ten percent (10%) of the voting rights in the Company.

29.3.

The Board, upon demand to convene a Special Meeting in accordance with Article 29.2 above, shall announce the convening of the General Meeting within twenty one (21) days from the receipt of a demand in that respect.

29.4.

If the Board does not convene a Special Meeting as aforesaid, the Person requesting the meeting, and where Shareholders requesting the meeting—also any of them, who hold more than half the voting rights of such Shareholders requesting the meeting, may convene the meeting themselves, provided that it is not held more than three months after the date the request was made, and it shall be convened, insofar as possible, in the same way in which meetings are convened by the Board. Where a general meeting is convened as aforesaid, the Company shall cover the reasonable expenses incurred by the Person requesting it.

30.	CLASS MEETINGS

30.1.

Without derogating from Article 9.2 and 9.3 hereof, and only to the extent that any class meeting is required by these Articles and/or any applicable Law, the provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a class of shares of the Company (hereinafter: “Class Meetings”); provided, however, that the requisite quorum at any such Class Meeting shall be one or more Shareholders present, in person or by proxy, holding together not less than fifty percent (50%) of the issued shares of such class.

30.2.

Without limiting the provisions of Article 9.2 and 9.3, it is hereby clarified that any resolution required to be adopted pursuant to these Articles by the consent of a Class Meeting of any class, or of all classes, of shares, or by way of written consent, shall be given by the holders of shares of such class or classes entitled to vote or give consent thereon, and no holder of shares of a such class or classes shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A Shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

31.	NOTICE OF GENERAL MEETINGS

31.1.

Unless a shorter period is permitted by Law, a notice of a General Meeting shall be sent to each Shareholder of the Company registered in the Shareholder Register and entitled to attend and vote at such meeting, at least seven (7) days prior to the date fixed for the General Meeting; provided, however, that such notice shall not be sent more than forty five (45) days from the date fixed for the General Meeting. Subject to the provisions of any Law, each such notice shall specify the place, the day and hour of the meeting, the agenda of the meeting and a concise description of the items for discussion; provided, however, that: (i) in the event that the agenda includes a proposal to amend these Articles, the notice shall include the text of the proposed amendment(s); and (ii) with respect to a notice of an Annual Meeting, a copy of the financial statements of the Company shall be delivered, together with the notice of such Annual Meeting, to any Shareholder entitled to vote at such meeting. Anything herein to the contrary notwithstanding, with the written consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a shorter notice than hereinabove prescribed has been given. A waiver by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

31.2.

The Board’s authority to determine the time and the place for the convening of the General Meeting shall include the power to change such time and/or place, prior to the convening of the General Meeting and subject to the provisions of these Articles and any Law, including with regard to the sending of a new notice to the Shareholders.

31.3.

Subject to the provisions of Article 49, any accidental omission with respect to the giving of a notice of a General Meeting to any Shareholder or the non-receipt of a notice with respect to a meeting or any other notice on the part of any Shareholder shall not cause the cancellation of a resolution adopted at that meeting, or the cancellation of acts based on such notice.

32.	THE AGENDA OF GENERAL MEETINGS

32.1.

The agenda of General Meetings shall be determined by the Board and shall also include issues for which a Special Meeting is being convened in accordance with Article 29 above, or as may be required upon the request of Shareholders in accordance with the provisions of the Companies Law.

32.2.	Subject to Article 32.3, the General Meeting shall only adopt resolutions on issues, which are on its agenda.

32.3.

The General Meeting is entitled to accept or reject a proposed resolution, which is on the agenda of the General Meeting. Subject to applicable Law, the General Meeting may adopt a resolution, which is different from the description thereof included in the notice of the General Meeting, provided that such resolution is not materially different from the proposed resolution.

33.	ENTITLEMENT TO PARTICIPATE IN A GENERAL MEETING AND TO VOTE THEREAT

33.1.

Subject to the provisions of the Companies Law, the Shareholders who are entitled to participate in and vote at a General Meeting shall, subject to Article 16.6, be the Shareholders on the date of the General Meeting.

33.2.

An objection to the right of a Shareholder to participate in and vote at a General Meeting must be raised at such meeting and any vote not disqualified thereat shall be deemed valid for any purpose. The Chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the participation and vote of a Shareholder and his decision shall be final.

34.	QUORUM

34.1.	No business shall be transacted at a General Meeting, or at any adjournment thereof, unless a lawful quorum is present when the meeting proceeds to business.

34.2.

Subject to the requirements of the Companies Law and the provisions of these Articles, any two or more Shareholders (not in default in payment of any sum referred to in Article 16 hereof), present in person or by proxy, and who hold or represent in the aggregate at least fifty percent (50%) of the voting power of the Company including at least fifty percent (50%) of the voting power underlying the then issued and outstanding Preferred Shares, shall constitute a lawful quorum at General Meetings. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two (2) or more Shareholders, in accordance with the number of Shareholders he is representing.

34.3.

If within an hour from the time appointed for the General Meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week (or the first Business Day thereafter), at the same time and place, or to such later day and at such time and place as the Chairman may determine, in person or by proxy, and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid), present in person or by proxy, shall constitute a lawful quorum.

35.	CHAIRMAN

The Chairman of the Board (the “Chairman”) shall preside as Chairman at every General Meeting. If there is no such Chairman, or if the Chairman is not present within fifteen (15) minutes after the time fixed for holding such meeting or is unwilling to act as Chairman, the Shareholders present in person shall choose someone of their number or any other Person to be Chairman. The position of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a     second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or proxy, respectively).

36.	ADJOURNED MEETING

A General Meeting at which a lawful quorum is present (hereinafter: the “Original General Meeting”), may resolve by an Ordinary Majority to adjourn the General Meeting, from time to time, to another time and/or place (hereinafter: an “Adjourned Meeting”). A notice of the Adjourned Meeting shall be given in accordance with the requirements of the Companies Law, in the same manner as the notice of the Original General Meeting. With the exception of the aforesaid, and subject to the provisions of the Companies Law, a Shareholder shall not be entitled to receive a notice of an Adjourned Meeting or of the issues, which are to be discussed in the Adjourned Meeting. The Adjourned Meeting shall only discuss issues that could have been discussed at the Original General Meeting, and with respect to which no resolution was adopted.

37.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS

37.1.

All resolutions of the General Meeting shall be adopted by an Ordinary Majority, except for any matters with respect to which a greater or different majority is required by these Articles, including by Article 49, or by the Companies Law or Companies Ordinance.

37.2.

Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

37.3.

A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

38.	RESOLUTIONS IN WRITING

Subject to applicable Law, a resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, e-mail or otherwise, whether in person or by proxy), shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Such resolution could be stated in several counterparts of the same document, each of them signed by one Shareholder or by several Shareholders.

39.	CONDUCTING A GENERAL MEETING THROUGH MEANS OF COMMUNICATION

The Company may conduct a General Meeting through the use of any means of communication, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a General Meeting.

40.	VOTING POWER

Subject to the provisions of Article 41.1 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each Ordinary Share held by it and for each Ordinary Share to which he may be entitled upon conversion of any Preferred Share held by it (as set forth in Article 42 below), in accordance with Article 42, on every resolution, without regard to whether the vote thereon is conducted in person, by proxy, by a show of hands, by written ballot or by any other means.

41.	VOTING RIGHTS

41.1.

No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the lawful quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid, or the issue conditions of the shares otherwise provide.

41.2.

A company or other corporate entity being a Shareholder of the Company may, by resolution of its Directors or any other managing body thereof, authorize any individual to be its representative at any General Meeting. Any individual so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the General Meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

41.3.

Any Shareholder entitled to vote may vote either personally (or, if the Shareholder is a company or other corporate entity, by a representative authorized pursuant to Article 41.2) or by proxy (subject to Articles 44 and 45 below) or through a third party appointed by way of power of attorney.

41.4.

If two or more Persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority shall be determined by the order in which the names stand in the Shareholder Register.

42.	PREFERRED SHARES VOTING RIGHTS

Without derogating from or limiting the provisions of Articles 41 and 49, and except as otherwise required by Law, each holder of Preferred Shares shall be entitled to vote together with the holders of the Ordinary Shares as one class, on all matters submitted to a vote of the Shareholders of the Company, and shall be entitled to the number of votes equal to the number of shares of Ordinary Shares that would be issuable to such holder if all Preferred Shares held by such holder were converted into the number of shares of Ordinary Shares issuable pursuant to Article 7 hereof on the record date for the determination of the Shareholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of Shareholders is first executed. To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, the Preferred B-1 Shareholders and the Preferred B-2 Shareholders shall vote together as a single class on any matter presented to the shareholders. To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, the Preferred E-1 Shareholders, the Preferred E Shareholders, the Preferred E-2 Shareholders and the Preferred E-3 Shareholders shall vote together as a single class on any matter presented to the shareholders. The holders of Preferred Shares shall vote separately on all matters that by law are subject to the requirement of a class vote.

43.	DELETED

44.	VOTING BY MEANS OF A PROXY

44.1.

A Shareholder registered in the Shareholder Register is entitled to appoint by deed of authorization or power of attorney a proxy (who may, but is not required to be a Shareholder of the Company) to participate and vote in his stead, whether at a certain General Meeting or generally at General Meetings of the Company.

44.2.

In the event that the deed of authorization or power of attorney is not limited to a certain General Meeting, then the deed of authorization, which was deposited prior to a certain General Meeting, shall also be good for other General Meetings thereafter. This Article 44 shall also apply to a Shareholder which is a company or other corporate entity, appointing a person to participate and vote in a General Meeting in its stead.

45.	A DEED OF AUTHORIZATION

45.1.

The deed of authorization of a proxy shall be in writing and shall be substantially in the form specified below, or in any usual or common form or in such other form as may be approved by the Board or the corporate secretary of the Company. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate entity, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s). The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind such company or other corporate entity.

Deed of Authorization

To: Walkme Ltd. (the “Company”)

Attn: Corporate Secretary

I _____________________ of __________________________________

        (Name of Shareholder)                                 (I.D. of Shareholder)

being a registered holder of __________ (*) Ordinary Shares of no par value each, of the Company, hereby appoint

________________________ I.D. no. ____________________________ and/or

            (Name of Proxy)                                         (I.D. of Proxy) (**)

________________________ I.D. no. ____________________________

            (Name of Proxy)                                         (I.D. of Proxy)

as my proxy to participate and vote for me and in my stead and on my behalf at [mark one]:

☐   The General Meeting of the Company to be held on the _____ day of ___________, 20__ and at any adjournment(s) thereof.

☐   At any General Meeting of the Company, until I shall otherwise notify you.

I direct that my vote(s) be cast on the resolutions as indicated by a ✓ in the appropriate space.

Resolutions For Against Abstain (***) ☐ ☐ ☐
On the receipt of this form duly signed but without any specific direction on a particular matter, my proxy will vote or abstain at his/her discretion.

Signed this ______ day of ____________, 20__.

(Signature of Appointer)

(*) A registered shareholder may grant a number of proxy appointment instruments, each in relation to another quantity of the Company’s shares held by him, provided that he does not grant proxy appointment instruments for a quantity of shares larger than the quantity held by him.

(**) Where the proxy does not have an Israeli identity document, the passport number and the country, which issued the passport, may be stated.

(***) Fill in the resolutions set forth in the agenda of the meeting and mark your vote with respect to each

45.2.

The deed of authorization of a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office or at such place as the Board may specify) not less than one (1) hour before the time fixed for the meeting at which the person named in the deed of authorization proposes to vote, or presented to the Chairman at such meeting.

46.	EFFECT OF DEATH OF APPOINTER OR REVOCATION OF APPOINTMENT

A vote cast pursuant to a deed of authorization or power of attorney of a proxy shall be valid notwithstanding the previous death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation, of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the Transfer of the share in respect of which the vote is cast, provided no written notice of any such event shall have been received by the Company or by the Chairman of the General Meeting before such vote is cast and provided, further,     that the appointing Shareholder, if present in person at said General Meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

47.	DISQUALIFICATION OF DEEDS OF AUTHORIZATION

Subject to the provisions of applicable Law, the corporate secretary of the Company     may, in his discretion, disqualify a deed of authorization and so notify the Shareholder who submitted the deed of authorization in the following cases:

47.1.	If there is a reasonable suspicion that it is forged or falsified;

47.2.	If it is not duly executed or completed;

47.3.	If there is a reasonable suspicion that it is given with respect to shares for which one or more deeds of authorization have been given and not withdrawn; or

47.4.	If more than one choice is marked for the same resolution.

48.	BOARD RECOMMENDATION

The Board may, in its sole discretion, send to the Shareholders a recommendation in     order to persuade them with respect to any matter, which is on the agenda of the General Meeting. Such recommendation shall be delivered at the expense of the Company.

MAJOR DECISIONS

49.	MAJOR DECISIONS

49.1.	Major Decisions by Shareholders

For so long as the holders of Preferred Shares hold, on an As Converted Basis, in the aggregate, at least 18% of the issued and outstanding shares of the Company, the prior written consent or the affirmative vote of at least the Preferred Majority (in each case, not to be unreasonably delayed) shall be required for the following actions of the Company:

(a)

permit or cause to be proposed any alteration to its share capital (including any increase thereof) or the rights attaching to its shares or waive any right to receive payment on any of its shares issued on a partially paid up basis; create any class or series of shares (or the issuance of such shares) having rights equal or superior to the Preferred Shares;

(b)	any transaction (including the amendment of these Articles) which would impair, reduce or adversely affect the rights and preferences of the Preferred Shares;

(c)

issue any shares or grant any options or warrants for the issue of any shares other than Excluded Securities or loan capital or grant or agree to grant any options (other than pursuant to a share option plan adopted by the Board) or warrants for the issue of any share or loan capital or issue any securities convertible into shares, or establish any share option plan, except in accordance with these Articles;

(d)	permit amendment to these Articles or any constitutional document of any subsidiary;

(e)	merge the Company or any part of its business with any other person or propose to do so or consolidate, amalgamate or enter into any similar transaction;

(f)	a Realization Event or IPO;

(g)

permit the Company to cease to carry on its business or permit the Company or its Directors (or any one of them) to take any step to wind up the Company, save where it is insolvent (as defined under applicable law);

(h)	effects any dissolution, liquidation or other winding up of the Company or any subsidiary or the cessation of all or substantially all of the business of the Company or any subsidiary;

(i)	propose to make any repurchase of shares by the Company or its subsidiaries (other than pursuant to employee vesting arrangements, including pursuant to the Repurchase Agreements); or

(j)

sell or dispose of more than twenty five percent (25%) of the assets of the Company or any subsidiary or sell or dispose of, directly or indirectly, at least twenty five percent (25%) (or more) of the assets or voting rights of any subsidiary.

49.2.	Major Decisions by the Board

For so long as the holders of Preferred Shares hold, on an As Converted Basis, in the aggregate, at least 18% of the issued and outstanding shares of the Company, the prior written consent or the affirmative vote of at least half of the appointed Preferred Directors (in each case, not to be unreasonably delayed) shall be required for the following actions:

(a)	make any change to:

(i)	its accounting reference date;

(ii)	its accounting policies, bases or methods (other than as recommended by the auditors of the Company);

(iii)	approving the annual budget of the Company and approving or making any material deviation from the business plan and annual budget of the Company.

(b)	make any loans or advances to employees other than in the ordinary course of business;

(c)	repay or guarantee by the Company or its subsidiaries of any debt owed by or to the Company’s Directors or Shareholders, with the exception of currently outstanding third party indebtedness;

(d)	propose or pay any dividend or propose or make any other distribution on shares; subscribe or otherwise acquire, or dispose of any shares in the capital of any other company;

(e)	Appoint or remove the CEO;

(f)	create any mortgage, pledge or other security interest in all or substantially all of the property of the Company or a subsidiary;

(g)

mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or substantially all of its undertaking, property or assets;

(h)	replace the Company’s auditors;

(i)

deal in any way (including the acquisition or disposal, whether outright or by way of license), of all or substantially all of the Company’s intellectual property, other than in the ordinary course of business;

(j)	engage a financial adviser for a Realization Event or an IPO or approve any written agreement regarding a potential Realization Event or an IPO;

(k)	[reserved]

(l)

permit the Company to apply for an interim order, or permit the Company to invite the appointment of a receiver or receiver and manager receiver over all or substantially all of the Company’s assets or undertaking or permit the Company to convene a meeting for or the proposal for any resolution for the winding up of the Company;

(m)

other than where expressly contemplated by these Articles, enter into or vary any transaction or arrangement with, or for the benefit of any of its Directors or any other person who is a “interested party” with any of its Directors which is likely to represent a conflict of interest, other than employment contracts or engagement letters in line with best practice;

(n)	make any gifts or charitable donations in excess of €2500 per year.

The same consents as set forth in Articles 49.1 and 49.2 above shall be required for any of the actions listed above taken by any subsidiary of the Company.

49.3.	Major Decisions in connection with the Series D

The Series D Consent will be required to (i) amend or waive (whether by merger, consolidation or otherwise) any of the rights, preferences, or privileges of the Preferred D Shares in a manner that adversely affects the rights, preferences, or privileges of the Preferred D Shares disproportionately to all other classes, or (ii) increase or decrease the authorized shares of Preferred D Shares class.

To remove any doubt it is hereby agreed that for the purpose of the preceding paragraph (i) the change or granting of any rights or privileges in an existing class of shares in a manner that does not adversely impact the Preferential D Amount, Article 94.3(d) hereof, or the voting rights of the Preferred D Shares; or (ii) the creation and issuance of a new series of shares, shall not be deemed as creating a change in the rights or preferences of the Preferred D Shares nor shall such require the Series D Consent described above.

49.4.	Major Decisions in connection with the Series E

The Series E Consent will be required to (i) amend or waive (whether by merger, consolidation or otherwise) any of the rights, preferences, or privileges of the Preferred E Shares in a manner that adversely affects the rights, preferences, or privileges of the Preferred E Shares disproportionately to all other classes including without limitation, a waiver of Preferred E Shares rights under Article 7.9, or (ii) increase or decrease the authorized shares of Preferred E Shares class.

To remove any doubt it is hereby agreed that for the purpose of the preceding paragraph (i) the change or granting of any rights or privileges in an existing class of shares in a manner that does not adversely impact the Preferential E Amount, or the voting rights of the Preferred E Shares, or result in any disproportionate change in the relative position or terms of the Preferential E Amount; or (ii) the creation and issuance of a new series of shares, shall not be deemed as creating a change in the rights or preferences of the Preferred E Shares nor shall such require the Series E Consent described above.

49.5.	Major Decisions in connection with the Series F

The Series F Consent will be required to (i) amend or waive (whether by merger, consolidation or otherwise) (x) any of the rights, preferences, or privileges of the Preferred F Shares relating to their liquidation preference rights and their automatic conversion into ordinary shares as specified in Article 7.9 (Sale of Shares below Conversion Price) or under the first paragraph of Article 94.1 (Liquidation Preference of Preferred F Shares) or under Article 94.3(a) (Preferred Preference of Preferred F Shares) or under Article 94.16 (Preferential F Amount) or (y) that adversely affects any other rights, preferences, or privileges of the Preferred F Shares disproportionately to all other classes, or (ii) increase or decrease the authorized shares of Preferred F Shares class.

To remove any doubt it is hereby agreed that for the purpose of the preceding paragraph (i) the change or granting of any rights or privileges in an existing class of shares in a manner that does not adversely impact the Preferential F Amount, or the voting rights of the Preferred F Shares, or result in any disproportionate change in the relative position or terms of the Preferential F Amount; or (ii) the creation and issuance of a new series of shares, shall not be deemed as creating a change in the rights or preferences of the Preferred F Shares nor shall such require the Series F Consent described above even if such new shares receive seniority or parity with, or other rights superior to, the Preferred F Shares; and (iii) no Series F Consent shall be required for any changes to general Preferred rights (i.e. to avoid any doubt the specific rights of the Preferred F Shares as specified in the preceding paragraph shall not be deemed general Preferred rights) including without limitation, changes to the Preferred Majority.

BOARD OF DIRECTORS

50.	THE AUTHORITY OF THE BOARD

50.1.	The authority of the Board is as specified in the Companies Law and in the provisions of these Articles.

50.2.	The Board may exercise any authority of the Company that is not, by the Companies Law or by these Articles, required to be exercised by another organ of the Company.

50.3.	Without derogating from the generality of Articles 50.1 and 50.2 above and subject to the provisions of Article 49, the Board’s authority shall include the following:

(a)

The Board may, from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems appropriate, including, without limitation, by the issuance of bonds, perpetual or redeemable debentures or other Securities, or any mortgages, charges, or other liens on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital.

(b)

The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its sole discretion, shall deem appropriate, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time deem appropriate.

(c)

Subject to the provisions of any Law, the Board may, from time to time, authorize any Person to be the representative of the Company with respect to those objectives and subject to those conditions and for that time period, as the Board deems appropriate, and may also grant any such representative the authority to delegate any or all of the authorities, powers and discretion given to him by the Board.

51.	CONVENING MEETINGS OF THE BOARD

51.1.

The Chairman of the Board, and in the event that a Chairman has not been appointed, any Director, may convene a meeting of the Board at any time; provided that a meeting of the Board will be convened at least four (4) times per year.

51.2.	The Chairman of the Board shall convene a meeting of the Board at any time or in any event that such meeting is required by the provisions of the Companies Law, including:

(a)	The Chairman of the Board shall convene the Board on a specified matter on the demand any Director.

(b)

The Chairman of the Board shall act without delay to call a meeting of the Board within fourteen (14) days of being notified by a Director of the Company that he has learned of a matter of the Company in which a breach of the Law or impairment to proper business procedure has prima facie been discovered or of the date on which the Company’s auditor reports to him that he has learned of material deficiencies in the audit of the Company’s accounts.

(c)	If a notice or report of the CEO obliges action by the Board, the Chairman of the Board shall, without delay and within fourteen (14) days of the notice or report, call a meeting of the Board.

52.	NOTICE OF A MEETING OF THE BOARD

52.1.

Any notice with respect to meeting of the Board may be given orally or in writing, so long as the notice is given at least three (3) Business Days (that must also be days that banks are open in New York and in London) prior to the date fixed for the meeting, unless all members of the Board or their Alternate Directors (as defined in Article 62.1) or their Representatives (as defined in Article 62.3) agree on a shorter time period. Such notice shall be delivered personally, by mail, or transmitted via facsimile or e-mail or through another means of communication, to the address, facsimile number or to the e-mail address or to an address where messages can be delivered through other means of communication, as the case may be, as the Director informed the Company in advance.

52.2.

A notice with respect to a meeting of the Board shall include the place, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board, or the Director who convened the meeting, requests to be included in the notice with respect to the meeting.

53.	THE AGENDA OF BOARD MEETINGS

The agenda of any meeting of the Board shall be as determined by the Chairman of     the Board, and if there is no Chairman, by a resolution of the Director convening the meeting, and shall include the following matters:

53.1.	Matters for which the meeting is required to be convened in accordance with the Companies Law;

53.2.	Any matter requested by a Director or by the CEO to be included in the meeting within a reasonable time (taking into account the nature of the matter) prior to the date of the meeting;

53.3.	Any other matter determined by the Chairman of the Board, or if there is no Chairman, by the Director convening the meeting.

54.	QUORUM

54.1.

Unless otherwise unanimously decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence of a majority of the Directors including at least 2 Preferred Directors, who are lawfully entitled to participate in the meeting.

54.2.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the next twenty-four (24) hours, at the same place, or to such later day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Directors present shall constitute a lawful quorum.

55.	CONDUCTING A MEETING THROUGH MEANS OF COMMUNICATION

The Board may conduct a meeting of the Board through the use of any means of communication, provided all of the participating Directors can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a meeting of the Board.

56.	VOTING IN THE BOARD

Unless otherwise provided by these Articles, and specifically by Article 49, issues presented at meetings of the Board shall be decided upon by a majority of the votes of Directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon and actually voting, excluding abstentions. Subject to the provision of Article 62.4 below, each Director shall have a single vote. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting.

57.	ADOPTION OF RESOLUTIONS WITHOUT CONVENING

The Board may adopt resolutions without actually convening with the written consent (given by letter, facsimile, e-mail or otherwise) or oral consent (provided that such consent has been confirmed in writing by the Chairman of the Board) of all the Directors then in office and lawfully entitled (as conclusively determined by the Chairman of the Board) to participate and to vote thereon. Subject to compliance with the provisions of Article 49, matters presented in accordance with this Article 57 shall be decided upon by a majority of the votes of such Directors. Resolutions adopted pursuant to this Article 57 shall be deemed to have been duly adopted by a meeting of the Board duly convened and held. Minutes of such resolutions shall be approved and signed by the Chairman of the Board.

58.	WRITTEN RESOLUTION

A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their consent (by letter, telegram, telex, facsimile, e-mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board or, in the case there is only one Director in the Board, by such Director), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

59.	NUMBER OF DIRECTORS

The Board shall consist of up to 10 Directors.

60.	DIRECTORS GENERALLY

60.1.	Subject to the provisions of the Companies Law, a Director may hold another position in the Company.

60.2.	A company or other corporate entity may serve as a Director in the Company, subject to the provisions of Article 62 below.

61.	ELECTION OF DIRECTORS

61.1.	The Directors of the Company shall not be elected by the General Meeting of the Shareholders, but instead shall be appointed as follows.

(i)

The Founders or their Permitted Transferees (by a majority vote based on the number of shares held by each Founder) shall have the right to appoint, remove or replace up to two (2) directors (the “Founders’ Directors”) and, the right to appoint, remove or replace one (1) observer to the Board (the “Observer”); in addition

(ii)

For so long as Mangrove hold in the aggregate, at least 5% of the issued and outstanding shares of the Company, Mangrove shall have the right to appoint, remove or replace up to one (1) director (the “Mangrove Director”); in addition

(iii)

For so long as Gemini hold in the aggregate, at least 5% of the issued and outstanding shares of the Company, Gemini shall have the right to appoint, remove or replace up to one (1) director (the “Preferred B-1 Director”); in addition

(iv)

For so long as ScaleVP holds in the aggregate, at least 5% of the issued and outstanding shares of the Company, ScaleVP shall have the right to appoint, remove or replace up to one (1) director (the “Preferred C Director”); in addition

(v)

For so long as Insight hold in the aggregate at least 5% of the then-outstanding Preferred Shares, Insight shall be entitled to appoint, dismiss and replace one (1) director (the “Preferred E Director”);

(vi)

From the Effective Date, Vitruvian shall be entitled to appoint, dismiss and replace one (1) director (the “Preferred F Director”) for so long as Vitruvian, together with its Permitted Transferees holds in the aggregate at least 2.50% of the issued and outstanding shares of the Company and at least 60% of the Preferred F Shares which shall be purchased under the Series F Share Purchase Agreement; provided, however, that for the purpose of such calculation only that all shares of the Company to be purchased under the Series F Share Purchase Agreement shall be deemed to have been purchased as of the Effective Date, so long as Vitruvian is not in default of any payment obligations under the Series F Share Purchase Agreement); in addition

(vii)

The Founders’ Directors and one (1) Preferred Director, by unanimous consent, shall have the right to appoint, remove or replace two (2) additional directors; notwithstanding, in the event that the Company terminates the employment of a Founder for Cause, then the appointment of the two (2) additional directors under this subarticle (vii) shall require the unanimous consent of the Founders’ Directors and at least two (2) Preferred Directors. Termination of employment for “Cause” for this purpose, shall mean (a) Founder’s theft, embezzlement, self-dealing or prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of the Company; or (b) any willful failure to perform any of the Founder’s fundamental duties toward the Company; or (c) where the Founder deliberately or due to gross negligence causes harm to the Company’s business affairs or reputation; or (d) Founder’s conviction of a crime or felony involving moral turpitude;; in addition

(viii)	The Founders’ Directors and the Preferred Directors, by unanimous consent, shall have the right to appoint, remove or replace one (1) additional director, initially Mr. Gur Shomron

(ix)

For so long as the holders of Preferred D Shares hold in the aggregate at least 5% of the then-outstanding Preferred Shares, Greenspring shall be entitled to appoint, dismiss and replace one (1) Observer to the Board.

(x)

For so long as the holders of Preferred B-2 Shares hold in the aggregate (taking into account all issued shares held by such holders) at least 5% of the issued and outstanding shares of the Company, Giza shall be entitled to appoint, dismiss and replace one (1) Observer to the Board.

61.2.

The appointment, removal or replacement of a Director, as set forth in Article 61, may be effected at any time, including during an initial or extended term of service of a Director, by the delivery of a written notice to the Company at its office, signed by the Shareholders entitled to effect such appointment or removal.

61.3.

If any member of the Board is not designated or appointed, or if the office of any member of the Board is vacated, the other members of the Board may act in every way and manner provided for under these Articles and the Law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

61.4.

Subject to entering into a customary agreement regarding confidentiality and assignment of inventions with the Company, an Observer shall be entitled to attend and take part in all Board meetings in a non-voting capacity and shall receive copies of all actions, minutes, consents and other material that is provided to directors serving on the Board, unless such attendance or provision of materials would derogate from attorney-client privilege or cause any other conflict (as advised by Company legal counsel).

62.	ALTERNATE DIRECTORS AND REPRESENTATIVE OF A DIRECTOR THAT IS A COMPANY

62.1.

Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint an alternate for himself (in these Articles, an “Alternate Director”), dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, whether for a certain meeting or a certain period of time or generally. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

62.2.

Anyone who is not qualified to be appointed as a Director may not be appointed and may not serve as an Alternate Director. Anyone serving as a Director or as an existing Alternate Director may serve as an Alternate Director.

62.3.

A Director that is a company or other corporate entity shall appoint an individual, qualified to be appointed as a Director in the Company, in order to serve on its behalf, either for a certain meeting or for a certain period of time or generally and such company or other entity may also dismiss that individual and appoint another in his stead (hereinafter: “Director’s Representatives”). Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing body, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

62.4.

Subject to Article 62.3, any individual, whether or not a Director, may serve as a Director’s Representative. One individual may act as a Director’s Representative of several Directors, and in such event he shall have a number of votes (and shall be treated as the number of persons for purposes of establishing a quorum) equal to the number of Directors for whom he acts as a Director’s Representative. If a Director’s Representative is also a Director in his own right, his rights as a Director’s Representative shall be in addition to his rights as a Director.

62.5.

Each of an Alternate Director and a Director’s Representative shall have all the authority of the Director who appointed him (except that neither an Alternate Director nor a Director’s Representative may appoint an alternate for himself, unless the instrument appointing him otherwise expressly provides), provided, however, that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

62.6.

The office of an Alternate Director or a Director’s Representative shall be vacated under the circumstances, mutatis mutandis, set forth in Article 63, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director or Director’s Representative ceases to be a Director.

63.	TERMINATION OF THE TERM OF A DIRECTOR

The term of a Director shall terminate in any of the following cases:

63.1.	If he resigned from his office by way of a signed letter, filed with the corporate secretary at the Company’s office;

63.2.	If he is declared bankrupt;

63.3.	If he is declared by an appropriate court to be incapacitated;

63.4.	Upon his death and, in the event of a company or other corporate entity, upon the adoption of a resolution for its voluntary liquidation or the issuance of a liquidation order;

63.5.	If he is removed from his office by way of a written notice to the Company of the termination of his appointment by the Shareholders who appointed him;

63.6.	If he is convicted of a crime requiring his termination pursuant the Companies Law;

63.7.	If his term of office is terminated by the Board in accordance with the provisions of the Companies Law; or

63.8.	If the Shareholders who appointed such Director cease to have the right to appoint a Director hereunder.

64.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES

In the event of one or more vacancies in the Board, the continuing Directors may     continue to act in every matter, subject to compliance with the provisions of Article 50.

65.	COMPENSATION OF DIRECTORS

65.1.

Directors who do not hold other positions in the Company shall not receive any compensation from the Company, unless such compensation and its amount are approved by the General Meeting, subject to applicable Law.

65.2.	The compensation of the Directors may be fixed, as an all-inclusive payment or as payment for participation in meetings or as any combination thereof.

65.3.

The Company will reimburse reasonable out-of-pocket pre-approved travel expenses incurred by the Directors in connection with attending Board meetings as well as pre-approved travel expenses related to the Company for non-Board related issues.

66.	PERSONAL INTEREST OF A DIRECTOR

Subject to compliance with the provisions of the Companies Law, the Company may     enter into any contract or otherwise transact any business with any Director and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

67.	COMMITTEES OF THE BOARD OF DIRECTORS

67.1.

Subject to the provisions of the Companies Law and these Articles, the Board may delegate its authorities or any part of them to committees, as it deems appropriate, and it may from time to time cancel the delegation of any such authority. Any such committee, while utilizing an authority as stated, is obligated to fulfill all of the instructions given to it from time to time by the Board. The Board may adopt a charter, or guidelines, for any such committee and amend the same from time to time.

67.2.

The provisions of these Articles with respect to meetings of the Board shall apply, mutatis mutandis, to the meetings and discussions of each committee of the Board, provided that no other terms are set by the Board in this matter, and provided that the lawful quorum for the meetings of the committee, as stated, shall be at least a majority of the members of the committee, unless otherwise required by Law. Each Director shall be entitled to attend any committee meeting as an observer, at the time and place of the scheduled committee meeting, with reasonable advance notice to the committee members, provided that such Director’s attendance does not create any conflict of interest, based on advice from legal counsel to the Company.

68.	CHAIRMAN OF THE BOARD

68.1.	A majority of six (6) Directors shall have the right to appoint, remove or replace the Chairman of the Board (who initially shall be Mr. Gur Shomron).

68.2.

The Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the majority of the Directors shall appoint one of the Directors present to preside at the meeting.

68.3.	The Chairman of the Board shall preside over meetings of the Board and shall sign the minutes of the meetings.

68.4.	In the event that the Board will not be able to reach a decision, the Chairman shall not have a casting vote.

68.5.

The Chairman of the Board, or if there is only one Director in the Board, such Director, is entitled, at all times, at his initiative or pursuant to a resolution of the Board, to require reports from the CEO in matters pertaining to the business affairs of the Company.

OFFICERS; AUDITOR

69.	THE CEO

The Board may, subject to the provisions of Article 49, appoint a Chief Executive Officer who shall serve as the Company’s general manger (herein, the “CEO”), and may appoint more than one CEO. The CEO may be a Director. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the Companies Law and of any contract between any such Person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place.

70.	THE AUTHORITY OF THE CEO

70.1.	The CEO is responsible for the day-to-day management of the affairs of the Company within the framework of the policies set by the Board and subject to its instructions.

70.2.

The CEO shall ensure compliance by the Company, with the Information and Inspection Rights of certain Shareholders in accordance with the Shareholders’ and Investors’ Rights Agreement by and among the Company and the Shareholders listed therein, dated as of the Effective Date.

70.3.	Subject to compliance with the provisions of Article 49, the CEO shall be under the supervision of the Board.

70.4.	In the event the Board appoints more than one CEO, the Board may determine the respective positions and functions of the CEOs and allocate their authorities as the Board may deem appropriate.

70.5.	The Board may assume the authority granted to the CEO, either with respect to a certain issue or for a certain period of time.

70.6.	The Board may instruct the CEO how to act in a particular matter; if the CEO does not obey the instruction, the Board may exercise the power required to implement the instruction in his stead.

70.7.	In the event that the CEO is unable to exercise his authority, the Board may exercise such authority in his stead, or authorize another to exercise such authority.

70.8.	The CEO, with the approval of the Board, may delegate to his subordinates any of his authorities.

70.9.	In the event that the Company did not appoint a CEO, the Board shall have all the authorities of the CEO as detailed in this Article 70.

71.	THE CEO’S REPORTING DUTIES

71.1.

The CEO must notify the Chairman of the Board of any exceptional matter which is material to the Company or of any material deviation of the Company from the policy prescribed by the Board. If the Company does not have a Chairman of the Board, for any reason, the CEO shall notify all the Board members as aforesaid.

71.2.	The CEO shall submit reports to the Board on the matters, at the times and on the scale prescribed by the Board.

71.3.	The CEO shall report to the Chairman of the Board, on his demand, on matters relating to the Company’s business and the proper management thereof.

72.	CORPORATE SECRETARY

72.1.	The Board may appoint a corporate secretary for the Company, on such terms as it deems fit, and may appoint a deputy secretary and determine their duties and powers.

72.2.

If a corporate secretary is not appointed for the Company, the CEO, or someone authorized by him for such purpose and in the absence of a CEO someone authorized for such purpose by the Board, shall perform the duties prescribed for the corporate secretary pursuant to the Law, these Articles and the Board’s resolution.

72.3.	The Company’s corporate secretary shall be liable for all the documents kept at the Company’s registered office and shall keep the registers kept by the Company pursuant to the Law.

73.	OTHER OFFICERS OF THE COMPANY

The Board may appoint, in addition to the CEO, other officers, define their positions and authorities, and set their compensation and terms of employment. The Board may authorize the CEO to exercise any or all of its authorities stated in this Article.

74.	THE AUDITOR

74.1.

Subject to Article 49, the Shareholders at the Annual Meeting shall appoint an auditor for a period until the completion of the performance of one audit, or for a longer period not to extend beyond the completion of the performance of three audits. Where the auditor is appointed for such a period, the Annual Meeting shall not discuss the appointment of an auditor during the said period, unless a resolution is passed to terminate his office. Subject to the provisions of the Companies Law the General Meeting is entitled at any time to terminate the service of the auditor.

74.2.

Subject to Article 49, the Board shall fix the compensation of the auditor of the Company for his auditing activities, and shall also fix the compensation of the auditor for additional services, if any, which are not auditing activities, and, in each case, shall report thereon to the Annual Meeting.

DISTRIBUTIONS

75.	PERMITTED DISTRIBUTION

The Company may effect a distribution to its Shareholders to the extent permitted by     the Companies Law and the provisions of Article 49.

76.	RIGHT TO DIVIDEND OR BONUS SHARES

76.1.

Subject to the provisions of Article 16.6 above, a Shareholder shall be entitled to receive dividends or bonus shares, upon the resolution of the Company in accordance with Article 77 below, on a pro-rata basis, treating all shares on an As Converted Basis.

76.2.

Subject to the provisions of Article 16.6 above, the Shareholders entitled to receive dividends or bonus shares shall be those who are registered in the Shareholder Register on the date of the resolution approving the distribution or allotment, or on such later date, as may be determined in such resolution.

76.3.

Notwithstanding the above, in the event of a Realization Event (as defined in Article 94.17 below), all assets shall be distributed (including by dividend distribution) as set forth in Article 94 below, and the provisions of Article 76 shall not apply to such distribution.

76.4.

In the event the Company distributes bonus shares, each Shareholder shall receive bonus shares of the same class and series as the shares held by him on the record date of such distribution as of the record date for such distribution, on a pro-rata basis.

77.	RESOLUTION OF THE COMPANY WITH RESPECT TO A DIVIDEND OR BONUS SHARES

Subject to compliance with the provisions of Article 49, the resolution of the Company with respect to the distribution of a dividend or bonus shares shall be adopted by the Board, provided in each case the distribution is permitted in accordance with the provisions of the Companies Law and the provisions of Article 49.

78.	SPECIFIC DIVIDEND

A dividend may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other Securities of the Company or of any other companies, or in any combination thereof.

79.	DEDUCTIONS FROM DIVIDENDS

The Board may deduct from any distribution or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by it to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other debt permitted to be setoff in accordance with applicable Law.

80.	RETENTION OF DIVIDENDS

80.1.

The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

80.2.

The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share in respect of which any Person is, under Article 22.5, entitled to become a Shareholder, or which any Person is, under said Article, entitled to transfer, until such Person shall become a Shareholder in respect of such share or shall transfer the same.

81.	MECHANICS OF PAYMENT

Any dividend or other moneys payable in cash in respect of a share, less the tax     required pursuant to the Law, may be paid by check sent by registered mail to, or left at, the registered address of the Person entitled thereto or by transfer to a bank account specified by such Person (or, if two or more Persons are registered as joint holders of such share or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, to any one of such Persons or to his bank account), or to such Person and at such address as the Person entitled thereto may, subject to any applicable Law, direct in writing. Every such check shall be made payable to the order of the Person to whom it is sent, or to such Person as the Person entitled thereto as aforesaid may, subject to any applicable Law, direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

82.	AN UNCLAIMED DIVIDEND

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a Person who would have been entitled thereto had the same not reverted to the Company. The Company shall not be liable to pay interest or linkage for unclaimed dividend.

83.	RECEIPT FROM A JOINT HOLDER

If two or more Persons are registered as joint holders of any share, or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend, bonus shares or other moneys payable or property distributable in respect of such share.

84.	FUNDS

The Board may, in its discretion, make provisions to special funds of any amount from the Company’s profits, or from a revaluation of its assets, or its proportional part in the revaluation of the assets of its affiliates, and determine the purpose of these funds.

85.	MANNER OF CAPITALIZATION OF PROFITS AND THE DISTRIBUTION OF BONUS SHARES

Upon the recommendation of the Board approved by a resolution of the General Meeting adopted by an Ordinary Majority, subject to compliance with the provisions of Article 49 and Article 76, the Company may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for distribution, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed as capital among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or other Securities of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or other Securities, and may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in such capitalized sum.

86.	SETTLEMENT BY THE BOARD

The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of bonus shares, distributions referred to in Article 77 hereof or otherwise, and in particular, to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may pay cash or convey these certain assets to a trustee in favor of those people, who are entitled to a dividend or to a capitalized fund, as the Board shall deem appropriate.

87.	[RESERVED]

88.	ACQUISITION OF SHARES

88.1.

Subject to Article 49, the Company is entitled to acquire or to finance an acquisition, directly or indirectly, of shares of the Company or Securities convertible or exercisable into shares of the Company, including incurring an obligation to take any of these actions, subject to the provisions of the Companies Law. In the event that the Company so acquired any of its shares, any such share shall become a dormant share, and shall not confer any rights, so long as it is held by the Company.

88.2.

Subject to the provisions of the Companies Law, a subsidiary or another company controlled by the Company is entitled to acquire or finance an acquisition, directly or indirectly, of shares of the Company or Securities convertible or exercisable into shares of the Company, or incur an obligation with respect thereto, to the same extent that the Company may make a distribution, subject to the terms of, and in accordance with the Companies Law. In the event a subsidiary or such controlled company so acquired any of the Company’s shares, any such share shall not confer any voting rights, so long as it is held by such subsidiary or controlled company.

INSURANCE, INDEMNIFICATION AND RELEASE OF OFFICE

HOLDERS

89.	OFFICE HOLDER

For purposes of Articles 90, 91 and 92 below, the term “Office Holder” shall have the meaning ascribed to such term in the Companies Law.

90.	INSURANCE OF OFFICE HOLDERS

The Company may, to the maximum extent permitted by the Companies Law, enter into a contract for the insurance of the liability of an Office Holder of the Company, in respect of a liability imposed on him as a result of an act done by him in his capacity as an Office Holder of the Company, in any of the following:

90.1.	a breach of his duty of care to the Company or to another Person;

90.2.	a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act would not harm the Company;

90.3.	a financial liability imposed on him in favor of another Person, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

90.4.

a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, 5728-1968 (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

91.	INDEMNIFICATION OF OFFICE HOLDERS

91.1.

The Company may, to the maximum extent permitted by the Companies Law, indemnify an Office Holder of the Company for liability or expense he incurs as a result of an act done by him in his capacity as an Office Holder of the Company, as follows:

(a)

a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(b)

reasonable litigation expenses, including legal fees paid by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, or in connection with a financial sanction, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(c)

reasonable litigation expenses, including legal fees, expended by him as a result of an investigation or proceeding instituted against him by a competent authority, which investigation or proceeding has not ended in a criminal charge or in a financial liability in lieu of a criminal proceeding, or has ended in a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases “proceeding that has not ended in a criminal charge” and “financial obligation in lieu of a criminal proceeding” shall have the meaning as defined in Section 260(a)(1a) of the Companies Law); all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(d)

a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

91.2.

The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking according to Article 91 above is limited to categories of events which in the opinion of the Board can be foreseen, in view of the Company’s then current activities, when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

91.3.

Subject to the validity of such provision, in the event of any change after the Effective Date in any applicable law, statute or rule which expands the right of an Israeli company to indemnify or insure an Office Holder, these Articles, to the extent permitted by such respective law, shall automatically be deemed to enable the Company to so expand the scope of indemnification or insurance (as applicable) that the Company is able to provide.

92.	RELEASE OF OFFICE HOLDERS

The Company may, to the maximum extent permitted by the Companies Law, release and exempt an Office Holder of the Company, in advance, from all or part of his liability, in whole or in part, for damages resulting from the breach of his duty of care to the Company.

93.	GENERAL

The provisions of Articles 90, 91 and 92 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any Person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder to the extent that such insurance and/or indemnification and/or release from liability is permitted under the Law.

LIQUIDATION

94.	LIQUIDATION PREFERENCE

94.1.	Liquidation Preference. Upon the occurrence of a Realization Event or any Distributions (as such terms are defined below):

First, the holders of the Preferred F Shares then outstanding shall be entitled to be paid an amount per Preferred F Share equal to the Preferential F Amount, (as defined below), as the case may be, out of the assets available for distribution to the Shareholders, whether capital, surplus, earnings, securities or assets of any kind (the “Liquidation Assets”), before any payment or declaration or setting apart for payment of any amount shall be made in respect of any other equity Securities of the Company, on a pro-rata basis among all holders of the Preferred F Shares. If upon any Realization Event, the Liquidation Assets to be distributed to the holders of the Preferred F Shares shall be insufficient to permit the payment to such Shareholders of their full Preferential F Amount, then all of the Liquidation Assets shall be distributed only to the holders of the Preferred F Shares, ratably, in proportion to the full Preferential F Amount to which such holders of the Preferred F Shares would otherwise be entitled to receive.

Second, the holders of the Preferred E-3 Shares, Preferred E-2 Shares, Preferred E-1 Shares, Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B-1 Shares and Preferred B-2 Shares then outstanding shall be entitled to be paid an amount per Preferred E-3 Share, Preferred E-2 Share, Preferred E-1 Share, Preferred E Share, Preferred D Share, Preferred C Share, Preferred B-1 Share and Preferred B-2 Share, equal to the Preferential E-3 Amount, Preferential E-2 Amount, Preferential E-1 Amount, Preferential E Amount, Preferential D Amount, Preferential C Amount, Preferential B-1 Amount and Preferential B-2 Amount respectively (as defined below), as the case may be, out of the Liquidation Assets remaining after full payment of the Preferential F Amount and before any payment or declaration or setting apart for payment of any amount shall be made in respect of any other equity Securities of the Company, but on a pari passu and pro-rata basis among all holders of the Preferred E-3 Shares, Preferred E-2 Shares, Preferred E-1 Shares. Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B-1 Shares and Preferred B-2 Shares as a single group. If upon any Realization Event, the Liquidation Assets to be distributed to the holders of the Preferred E-3 Shares, Preferred E-2 Shares, Preferred E-1 Shares, Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B-1 Shares and Preferred B-2 Shares shall be insufficient to permit the payment to such Shareholders of their full Preferential E-3 Amount, Preferential E-2 Amount, Preferential E-1 Amount, Preferential E Amount, Preferential D Amount, Preferential C Amount, Preferential B-1 Amount and Preferential B-2 Amount respectively, then all of the Liquidation Assets shall be distributed only to the holders of the Preferred E-3 Shares, Preferred E-2 Shares, Preferred E-1 Shares, Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B-1 Shares and Preferred B-2 Shares, ratably, in proportion to the full Preferential E-3 Amount, Preferential E-2 Amount, Preferential E-1 Amount, Preferential E Amount, Preferential D Amount, Preferential C Amount, Preferential B-1 Amount and Preferential B-2 Amount, to which such holders of the Preferred E-3 Shares, Preferred E-2 Shares, Preferred E-1 Shares, Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B-1 Shares and Preferred B-2 Shares would otherwise be entitled to receive.

Third, the holders of the Preferred A Shares then outstanding shall be entitled to be paid an amount per Preferred A Share, equal to the Preferential A Amount (as defined below) out of the Liquidation Assets remaining after full payment of the Preferential F Amount, Preferential E-3 Amount, Preferential E-2 Amount, Preferential E-1 Amount, Preferential E Amount, Preferential D Amount, Preferential C Amount, Preferential B-1 Amount and Preferential B-2 Amount, before any payment or declaration or setting apart for payment of any amount shall be made in respect of holders of Ordinary Shares, but on a pari passu and pro-rata basis among all Preferred A Shareholders as a single group. If upon any Realization Event, the Liquidation Assets to be distributed to the holders of the Preferred A Shares shall be insufficient to permit the payment to such Shareholders of their full Preferential A Amounts, then all of the remaining Liquidation Assets shall be distributed only to the Preferred A Shareholders, ratably, in proportion to the full Preferential A Amounts, to which such Preferred A Shareholders would otherwise be entitled to receive.

94.2.

Remaining Assets. If the Liquidation Assets exceed the Aggregate Preferential Amount payable to the Preferred Shareholders pursuant to Article 94.1 (a “Surplus”), then after the payments required by Article 94.1 shall have been made, the Surplus shall be distributed on a pari passu and pro rata basis among all the Shareholders of the Company other than and not including the holders of Preferred F Shares, (i.e. the Surplus shall be distributed among the holders of the Preferred E-3 Shares, Preferred E-2 Shares, Preferred E-1 Shares, Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B-1 Shares, Preferred B-2 Shares and Preferred A Shares and the holders of Ordinary Shares), in proportion to the number of Ordinary Shares held by each of them, on an As Converted Basis.

94.3.

Notwithstanding anything to the contrary herein, in the event that, without giving effect to the preferences of the Preferred Shareholders set forth in Article 94.1 hereof (the “Preferred Preference”), the aggregate assets to be distributed (plus all previous Distributions) per Preferred Share (on an As Converted Basis) would result in:

(a)

the holders of the Preferred F Shares receiving at least the Preferential F Amount for each Preferred F Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), then the Preferred F Shares shall be automatically converted into Ordinary Shares immediately prior to such distribution of Liquidation Assets, and the Preferred Preference of the Preferred F Shares shall terminate forthwith and shall have no further force and effect; provided, however, that in no event in which the Preferred Preference of the Preferred F Shares is terminated, shall the holders of the Preferred F Shares receive less than the Preferential F Amount for each Preferred F Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), in all cases, including any amounts received by such holder pursuant to an assignment of its Purchase Acceleration to an acquirer as set forth in the Series F Preferred Share Purchase Agreement, or

(b)

the holders of the Preferred E-3 Shares receiving at least $16.9321 for each Preferred E-3 Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), then the Preferred E-3 Shares shall be automatically converted into Ordinary Shares immediately prior to such distribution of Liquidation Assets, and the Preferred Preference of the Preferred E-3 Shares shall terminate forthwith and shall have no further force and effect; provided, however, that in no event in which the Preferred Preference of the Preferred E-3 Shares is terminated, shall the holders of the Preferred E-3 Shares receive less than $16.9321 for each Preferred E-3 Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), or

(c)

the holders of the Preferred E-2 Shares receiving $13.81651 for each Preferred E-2 Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), then the Preferred E-2 Shares shall be automatically converted into Ordinary Shares immediately prior to such distribution of Liquidation Assets, and the Preferred Preference of the Preferred E-2 Shares shall terminate forthwith and shall have no further force and effect; provided, however, that in no event in which the Preferred Preference of the Preferred E-2 Shares is terminated, shall the holders of the Preferred E-2 Shares receive less than $13.81651 for each Preferred E-2 Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), or

(d)

the holders of the Preferred E-1 Shares receiving $9.31888 for each Preferred E-1 Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), then the Preferred E-1 Shares shall be automatically converted into Ordinary Shares immediately prior to such distribution of Liquidation Assets, and the Preferred Preference of the Preferred E-1 Shares shall terminate forthwith and shall have no further force and effect; provided, however, that in no event in which the Preferred Preference of the Preferred E-1 Shares is terminated, shall the holders of the Preferred E-1 Shares receive less than $9.31888 for each Preferred E-1 Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), or

(e)

the holders of the Preferred E Shares receiving an amount per share at least equal to two (2) times the Preferential E Amount (as defined below) for each Preferred E Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), then the Preferred E Shares shall be automatically converted into Ordinary Shares immediately prior to such distribution of Liquidation Assets, and the Preferred Preference of the Preferred E Shares shall terminate forthwith and shall have no further force and effect; provided, however, that in no event in which the Preferred Preference of the Preferred E Shares is terminated, shall the holders of the Preferred E Shares receive less than two (2) times the Preferential E Amount, or

(f)

the holders of the Preferred D Shares receiving an amount per share at least equal to four (4) times the Preferential D Amount (as defined below) for each Preferred D Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), then the Preferred D Shares shall be automatically converted into Ordinary Shares immediately prior to such distribution of Liquidation Assets, and the Preferred Preference of the Preferred D Shares shall terminate forthwith and shall have no further force and effect; provided, however, that in no event in which the Preferred Preference of the Preferred D Shares is terminated, shall the holders of the Preferred D Shares receive less than four (4) times the Preferential D Amount, or

(g)

the holders of the Preferred C Shares, Preferred B-1 Shares, Preferred B-2 Shares, and Preferred A Shares (respectively) receiving an amount per share at least equal to five (5) times the applicable Preferential Amount (as defined below) for each Preferred Share held by such holders (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like), then such series of Preferred Shares shall be automatically converted into Ordinary Shares immediately prior to such distribution of Liquidation Assets, and the applicable Preferred Preference shall terminate forthwith and shall have no further force and effect; provided, however, that in no event in which the applicable Preferred Preference is terminated shall the holders of the applicable Preferred Shares receive less than five (5) times the applicable Preferential Amount.

94.4.	It is clarified that upon the conversion of the Preferred Shares into Ordinary Shares, the Preferred Preference and the limitations mentioned in Article 94.2 above shall cease to apply.

94.5.

The “Aggregate Preferential Amount” shall mean the Preferential A Amount, Preferential B-1 Amount, Preferential B-2 Amount, Preferential C Amount, Preferential D Amount, Preferential E Amount, Preferential E-1, Preferential E-2, Preferential E-3 Amount and Preferential F Amount.

94.6.

“Distributions” means any distribution in cash, cash equivalents, or, if applicable, securities, to a Shareholder with respect to its Shares other than bonus shares or share dividend distributed pro-rata on an As-Converted Basis with respect to all Company’s shares.

94.7.

The “Preferential A Amount” for each Preferred A Share shall be equal to the sum of: (i) the Series A Original Issue Price of such Preferred A Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred A Share minus (iii) all previous Distributions.

94.8.

The “Preferential B-1 Amount” for each Preferred B-1 Share shall be equal to the sum of: (i) the Series B-1 Original Issue Price of such Preferred B-1 Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred B-1 Share minus (iii) all previous Distributions.

94.9.

The “Preferential B-2 Amount” for each Preferred B-2 Share shall be equal to the sum of: (i) the Series B-2 Original Issue Price of such Preferred B-2 Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred B-2 Share minus (iii) all previous Distributions.

94.10.

The “Preferential C Amount” for each Preferred C Share shall be equal to the sum of: (i) the Series C Original Issue Price of such Preferred C Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred C Share minus (iii) all previous Distributions.

94.11.

The “Preferential D Amount” for each Preferred D Share shall be equal to the sum of: (i) the Series D Original Issue Price of such Preferred D Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred D Share minus (iii) all previous Distributions.

94.12.

The “Preferential E Amount” for each Preferred E Share shall be equal to the sum of: (i) the Series E Original Issue Price of such Preferred E Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred E Share minus (iii) all previous Distributions.

94.13.

The “Preferential E-1 Amount” for each Preferred E-1 Share shall be equal to the sum of: (i) the Series E-1 Original Issue Price of such Preferred E-1 Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred E-1 Share minus (iii) all previous Distributions.

94.14.

The “Preferential E-2 Amount” for each Preferred E-2 Share shall be equal to the sum of: (i) the Series E-2 Original Issue Price of such Preferred E-2 Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred E-2 Share minus (iii) all previous Distributions.

94.15.

The “Preferential E-3 Amount” for each Preferred E-3 Share shall be equal to the sum of: (i) the Series E-3 Original Issue Price of such Preferred E-3 Share, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred E-3 Share minus (iii) all previous Distributions.

94.16.

The “Preferential F Amount” for each Preferred F Share, (x) following the Closing Date and until December 3, 2022, shall be equal to the sum of: (i) $28.512335, plus (ii) an amount equal to any declared but unpaid dividends on such Preferred F Share minus (iii) all previous Distributions, and thereafter, (y) (i) the Original Series F Issue Price plus (ii) an amount equal to any declared but unpaid dividends on such Preferred F Share minus (iii) all previous Distributions on such Preferred F Share.

94.17.

A “Realization Event” shall mean (i) any liquidation, dissolution, bankruptcy or winding up of the Company, whether voluntary or involuntary, or (ii) any merger or consolidating of the Company in which the Shareholders of the Company, by virtue of their shareholdings in the Company prior to such event, do not own a majority of the shares of the surviving entity, or the right to appoint a majority of the board members of the surviving company; or (iii) the sale of all or substantially all of the Company’s assets; or (iv) the sale of a majority of shares of the Company; or (v) a transfer of or a grant of an exclusive license, to all or a substantially all of the Company’s intellectual property; or (vi) a Proposed Transaction. Notwithstanding anything stated otherwise in these Articles, the treatment of a transaction as a Realization Event may not be waived without the Series D Consent, the Series E Consent and the Series F Consent.

94.18.

First Money Out. In any event that the Liquidation Assets in any Realization Event is paid in cash and in other means, such as securities or assets (including – for the avoidance of doubt – receipt of any deferred amounts as a result of any escrow, holdback or earn-out situations), then the Preferred Shareholders may (as part of, and not in addition to, the Preferred Preference) elect to be the first among all Shareholders to transfer and receive payment, first in cash to the extent available and up to the applicable Preferential Amount, and each holder of Preferred Shares will be entitled to receive the same form of consideration (or election of such form) for their Preferred Shares as is received by other holders in respect of their Preferred Shares.

MISCELLANEOUS

95.	MINUTES

95.1.

Minutes of each General Meeting and of each meeting of the Board shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth all resolutions adopted at the meeting and, with respect to minutes of a meeting of the Board, the names of the persons present at the meeting.

95.2.

Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting (or, in the case of Board meetings where there is only one Director on the Board, by such Director), shall constitute prima facie evidence of the matters recorded therein.

96.	BOOKS OF ACCOUNT

The Board shall cause accurate books of account to be kept in accordance with the     provisions of the Companies Law and of any other applicable Law. Such books of account shall be kept at the registered office of the Company or at such other place or places as the Board may deem appropriate, and they shall always be open to inspection by all Directors. Any Shareholder shall be entitled to receive a copy of the audited financial statements of any fiscal year with the opinion of the Company’s Auditor with respect to such financial statements.

97.	AUDIT

Without derogating from the requirements of any applicable Law, at least once in     every fiscal year the accounts of the Company shall be audited and the accuracy of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

98.	RIGHTS OF SIGNATURE, STAMP AND SEAL

98.1.

Subject to Article 49, the Board shall be entitled to authorize any Person or Persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such Person(s) on behalf of the Company shall bind the Company insofar as such Person(s) acted and signed within the scope of his or their authority. The Board may determine separate signatory rights in respect of different matters of the Company and in respect of the amounts in respect of which such Persons are authorized to sign.

98.2.

The Board may provide for an official stamp and/or seal. If the Board provides for a seal, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board and in the presence of the Person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

99.	NOTICES

99.1.

Any written notice or other document may be served by the Company upon any Shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such Shareholder at his address as described in the Shareholder Register or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the corporate secretary or the CEO of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered office. Any such notice or other document shall be deemed to have been served two (2) Business Days after it has been posted (seven (7) Business Days if sent internationally), or when actually received by the addressee if sooner than such two Business Days or seven Business Days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the corporate secretary or the CEO), provided, however, that notice may be sent by facsimile or other electronic means

(including e-mail), and such notice shall be deemed to have been given twenty four (24) hours after such facsimile or other electronic communication has been sent or when actually received by such Shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 99.1. Unless otherwise provided in these Articles, the provisions of this Article 99.1 shall also apply to written notices permitted or required to be given by the Company to any Director or by any Director to the Company.

99.2.

All notices to be given to the Shareholders shall, with respect to any share held by Persons jointly, be given to whichever of such Persons is named first in the Shareholder Register, and any notice so given shall be sufficient notice to the holders of such share.

99.3.

Any Shareholder whose address is not described in the Shareholder Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

99.4.

Any Shareholder and any Director may waive his right to receive notices generally or during a specific time period and he may consent that a General Meeting of the Company or a meeting of the Board, as the case may be, shall be convened and held notwithstanding the fact that he did not receive a notice with respect thereto, or notwithstanding the fact that the notice was not received by him within the required time, in each case subject to the provisions of any Law prohibiting any such waiver or consent.

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